Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made as of December 9, 2011, by and among WESTON PRESIDIO V, L.P., a Delaware limited partnership (the “Seller”); MICRO POWER ELECTRONICS, INC., a Delaware corporation (the “Company”); GREEN MP MERGER SUB, INC., a Delaware corporation (“Merger Sub”) and ELECTROCHEM SOLUTIONS, INC., a Massachusetts corporation (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company’s Board of Directors has unanimously (a) determined that the Merger is advisable, fair and in the best interests of the Company and its Stockholders, (b) adopted and approved the Merger upon the terms and subject to the conditions set forth in this Agreement, and (c) recommended that the Stockholders adopt this Agreement;

WHEREAS, the Boards of Directors of Purchaser and Merger Sub and the sole stockholder of Merger Sub have each adopted and approved this Agreement, the Merger and the transactions contemplated by this Agreement;

WHEREAS, all of the Stockholders of the Company have executed written consents adopting and approving this Agreement and the Merger;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW THEREFORE, in consideration of the promises and the mutual agreements, covenants, representations and warranties herein contained, the parties hereto agree as follows:

1.           DEFINITIONS.

1.1.        CERTAIN DEFINITIONS.  For purposes of this Agreement, in addition to those terms defined in the introductory paragraph and Recitals to this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Accounts Payable” -- all bona fide accounts payable of the Company as of the Effective Time.

“Accounts Receivable” -- all bona fide accounts receivable, notes receivable, and other amounts payable to the Company as of the Effective Time.

“Accrued Liabilities” -- all accrued expenses of the Company arising in the ordinary course of business as of the Effective Time.

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

“Applicable Contract” -- any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

“Base Purchase Price” – an amount equal to $69,900,000.

“Best Efforts” -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, with due consideration for timing, cost, and other relevant factors where appropriate; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Breach” -- a “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any breach of, or any failure to perform or comply with such representation, warranty, covenant, obligation or other provision, and the term “Breach” means any such breach or failure to perform or comply.

“Business” -- means and consists of the designing, developing, manufacturing and/or selling battery packs and systems, chargers and docking stations, adaptors and other power supplies for military, portable medical, data collection and rugged applications, as conducted by the Company as of the date of Closing.

“Business Day” -- a day (other than a Saturday or Sunday) on which banks in New York, New York (USA) are open for general business.

“CEO Severance” – means $1,050,000, being the amount of severance payable to the Company’s Chief Executive Officer in a termination of employment pursuant to that certain Employment Agreement, dated October 5, 2009, between the Company and Michael T. DuBose, as amended January 20, 2010, February 14, 2011 and August 24, 2011.

“Closing Date” -- the date as of which the Closing actually takes place.

“Common Merger Consideration” -- an amount equal to $1.0263 per share.

“Company Disclosure Schedule” – has the meaning set forth in Article 3.

“Competition Law” -- any Legal Requirement intended to prohibit or regulate mergers, restraints of trade or monopolization of trade, including the HSR Act or similar laws within other applicable jurisdictions.

“Consent” -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” -- all of the transactions contemplated by this Agreement, and any agreement entered into in connection herewith, including:

(a)           the Merger; and

(b)           the performance by the parties of their respective covenants and obligations under this Agreement.

“Contract” -- any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

“D&O Insurance” – the directors’ and officers’ liability insurance policy listed on Schedule 3.16 and currently in effect for the Company, a copy of which has been made available to the Purchaser.

“Effective Time” – 11:59:59 p.m. on the date specified in Section 2.3.

“Encumbrance” -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” -- any cost, damages, expense, liability, obligation or other responsibility arising from the requirements for compliance with or arising from the violation of  any applicable Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)           any actions required to be taken to comply with applicable law or regulation relating to environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

(b)           fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses resulting from any requirements under Environmental Law or Occupational Safety and Health Law;

(c)           financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) with authority to require such Cleanup; or

(d)           any other compliance, corrective, investigative or remedial measures required under the applicable Environmental Law or Occupational Safety and Health Law.

“Environmental Law” -- any Legal Requirement that requires:

(a)           advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)           preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)           reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

(d)           assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)           protecting resources, species or ecological amenities;

(f)           reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g)           cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)           making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Escrow Agent” means M&T Bank, Buffalo, New York, or any other escrow agent mutually agreed to in writing by the parties.

“Escrow Agreement” means an Escrow Agreement in substantially the form attached hereto as Exhibit A.

“Escrow Amount” means $6,000,000.

“Facilities” -- any real property, leaseholds or other interests currently or formerly owned or operated by the Company and any buildings, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by the Company.

“GAAP” -- generally accepted accounting principles as in effect in the United States.

 “Governmental Authorization” -- any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” -- any:

(a)           nation, state, county, city, town, village, district or other jurisdiction of any nature;

(b)           federal, state, local, municipal, foreign or other government;

(c)           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

(d)           multi-national organization or body; or

(e)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Greatbatch” -- means Greatbatch, Ltd, a New York corporation and the sole shareholder of Purchaser.

“Hazardous Activity” -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof, and any other act, business, operation or thing that materially increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property or the Environment on or off the Facilities.

“Hazardous Materials” -- any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

“HSR Act” -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with all regulations promulgated thereunder.

“Indebtedness” -- means, without duplication with respect to any Person:

(a)           all indebtedness of such Person for borrowed money (including all accrued interest and any prepayment fees, termination fees and other fees or charges payable to the lender thereof);

(b)           all obligations of such Person for the deferred purchase price of property (other than trade payables created in the Ordinary Course of Business);

(c)           all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(d)           all obligations of such Person as lessee under leases that are required to be, recorded as capital leases under GAAP; and

(e)           Indebtedness of others referred to in clauses (a) through (d) above guaranteed directly or indirectly in any manner by such Person.

“Independent Accountants” – means Ernst & Young or, if it is unwilling to act under this Agreement, any independent accounting firm mutually acceptable to Seller and Purchaser.

“Knowledge” -- means the actual knowledge, after reasonable inquiry, of Mike DuBose and Paul Brown, and the knowledge of any fact or matter which any such person would have reasonably been expected to be aware of in the course of performing their respective duties as executive officers of the Company and after making due inquiry of the managerial employees of the Company.

 “Legal Requirement” -- any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty applicable to the Company.

“Material Adverse Effect” -- an effect that is or would reasonably be expected to be materially adverse (a) to the business, results of operations and financial condition of the Company, considered as a whole; or (b) to Seller’s ability to perform any of its material obligations under this Agreement or to consummate the transactions contemplated in this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change or effect arising from or attributable or relating to any of the following shall be taken into account in determining whether a Material Adverse Effect has occurred: (i) the negotiation (including activities relating to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated hereby, including the impact thereof on the relationships of the Company with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company has any relationship; (ii) conditions affecting the industries in which the Company operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company has material operations or sales, except to the extent any such condition has a substantially disproportionate effect on the Company relative to other Persons principally engaged in the same industry as the Company; (iii) compliance with the terms of, or the taking of any action required by this Agreement, or otherwise taken with the consent of the Purchaser; (iv) any breach by the Purchaser or Merger Sub of this Agreement or the Confidentiality/Nondisclosure Agreement dated August 16, 2011; (v) the taking of any action by the Purchaser or any of its Related Persons; (vi) any change in GAAP or applicable Laws (or interpretation thereof); (vii) any acts of war or terrorism, or national or international political or social conditions; (viii) any action required to be taken under applicable Legal Requirements, including any actions taken or required to be taken by the Company in order to obtain any approval or authorization for the consummation of the Merger under Competition Laws; or (ix) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Company to meet any projections or forecasts for any period.

“Merger Consideration” – means the Common Merger Consideration and the Preferred Merger Consideration.

“Net Debt Adjustment” -- means (a) the total amount of cash or cash equivalents of the Company, minus (b) the Indebtedness of the Company, in each case as of the Effective Time.  For clarification, the Net Debt Adjustment can be a positive or negative number.

“Net Working Capital” -- means (a) the total of (i) Accounts Receivable (less the amount of any provision, reserve or allowance for doubtful accounts therefor set forth in the Closing Statement), (ii) Inventory (valued on a basis consistent with the fiscal year-end of the Business immediately preceding the Closing Date, net of reserves for obsolete or slow moving material as determined in accordance with the Company’s customary business practices), (iii) prepaid expenses related to the Business, each as of the Effective Time, minus (b) (i) Accounts Payable, and (ii) current Accrued Liabilities, in each case as of the Effective Time, calculated in the manner set forth on Schedule 2.2 (but excluding from clauses (b)(i) and (ii) any liabilities constituting Indebtedness or Transaction Expenses).  For clarification, Net Working Capital should include all current Tax assets and liabilities as of the Effective Time and will exclude all deferred Tax assets or liabilities.

“Net Working Capital Adjustment” -- means (a) if Net Working Capital is less than the Working Capital Target, the amount, expressed as a positive number, by which Net Working Capital is less than the Working Capital Target and (b) if Net Working Capital is more than the Working Capital Target the amount, expressed as a positive number, by which Net Working Capital exceeds the Working Capital Target.

“Occupational Safety and Health Law” -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Order” -- any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” -- an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” -- (a) the articles or certificate or deed of incorporation, shareholders register and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the certificate or deed of formation and limited liability company agreement, articles of association, memorandum of association or operating agreement and shareholders register of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, and (f) any amendment to or restatement of any of the foregoing.

“Permitted Encumbrances” -- (i) Encumbrances for Taxes not yet due and payable, (ii) any mechanic’s, carrier’s, supplier’s or vendor’s lien if payment is not yet due on the underlying obligation, (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (iv)  mortgages and security interests securing the Company’s Indebtedness to be paid off at or prior to Closing, and (v) Encumbrances created by this Agreement.

“Person” -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Proceeding” -- any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchaser’s Accountants” – Deloitte LLP.

“Preferred Purchase Price” -- means the aggregate consideration payable in the Merger in exchange for all of the Preferred Stock, consisting of an amount equal to (i) the Base Purchase Price, minus (ii) the Transaction Bonus Payments, minus (iii) the CEO Severance, minus (iv) all Transaction Expenses, plus or minus, as applicable (v) the Net Working Capital Adjustment and the Net Debt Adjustment.

“Related Person” -- with respect to a particular individual:

(a)           each other member of such individual’s immediately family (i.e., spouse, parents and children, natural or adopted) (the “Family”);

(b)           any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family.

(c)           With respect to a specified Person other than an individual:

(i)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(ii)	any Person that holds a direct or beneficial ownership interest in such specified Person of not less than 1% of the voting interests in such Person; and

(iii)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

“Release” -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

“Representative” -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Seller’s Accountants” – Moss-Adams LLP.

“Shares” -- means all shares of Common Stock and all shares of Preferred Stock, of the Company.

“Short Tax Period” means any Tax Period ending on the Closing Date.

“Stockholders” -- means those Persons who own Company Common Stock and/or Preferred Stock.

“Subsidiary” -- with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of that Person.

“Tax” and “Taxes” -- any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, transfer pricing, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever applicable to any of the Company, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Period” shall mean any taxable year or any other period that is treated as a taxable year.

“Tax Return” -- any return (including any information return), report, statement, schedule, notice, form or other document or information required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threat of Release” -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” -- a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a prudent Person with adequate knowledge of all of the relevant facts to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Transaction Bonus Payments” – means (a) the amount of the change of control bonus payment payable to the Company's CEO, Michael T. Dubose as a result of the consummation of the transactions contemplated by this Agreement, pursuant to that certain Employment Agreement, dated October 5, 2009, between the Company and Michael T. DuBose, as amended January 20, 2010, February 14, 2011 and August 24, 2011, plus (b) the amount of the change of control bonus payment payable to the Company's director, Paul Ross, as a result of the consummation of the transactions contemplated by this Agreement, under the transaction bonus award approved by the Company's board of directors on August 24, 2011.

“Transaction Expenses” -- all fees, costs, expenses and disbursements, incurred by the Company and/or Seller in connection with the Contemplated Transactions, including: (a) the fees and expenses of any legal counsel retained by the Company and/or Seller, (b) the fees and expenses of any investment or financial advisors retained by Seller or the Company, including any success fee due to XMS Capital Partners, LLC (c) the fees and expenses of Seller’s Accountants and (d) any fees and expenses of any other counsel, accountants or other similar professionals for services rendered to Seller or the Company in all such cases to the extent remaining unpaid at Closing and directly related to the Contemplated Transactions.

“U.S. Bank” means U.S. Bank National Association.

“Weston Presidio Letter” – means a letter agreement of even date herewith between and among Weston Presidio Management V, LLC (the general partner of the Seller), Purchaser and Merger Sub.

“Working Capital Target” – means $9.0 million.

1.2.           OTHER DEFINED TERMS.  The following terms shall have meanings defined for such terms in the Sections set forth below:

Agreement	1	Cap	53
Assignment Forms	13	Certificate of Merger	12
Audited Financial Statements	21	Certificates	14
Balance Sheet	22	Closing	11
Balance Sheet Date	22	Closing Date Preferred Consideration	16
Bank Accounts	38	Closing Reconciliation	18
Benefit Arrangements	27	Closing Statement	15
Board Indemnified Persons	46	COBRA	26

Code	24	Marks	36
Company	1	Merger	11
Company Common Stock	21	Merger Sub	1
Company Confidential Information	59	Non-Tax Proceeding	54
Company Copyrights	38	Parent Plans	45
Company Disclosure Schedule	19	Patents	36
Company IPR’s	36	PC	63
Company Marks	37	Pension Plans	25
Company Patents	37	Preferred Merger Consideration	13
Continuing Employees	45	Preferred Stock	21
Copyrights	36	Preliminary Net Debt Adjustment	15
Covenant Period	59	Preliminary Net Working Capital
Damages	51	Adjustment	15
Deductible	53	Property Taxes	43
DGCL	11	Proprietary Rights Agreement	35
Dispute	57	Purchaser Indemnified Persons	51
Dispute Notice	57	Purchaser Statement	16
Employee Plans	25	Purchaser Statement Dispute Notice	16
ERISA Affiliate	27	Purchaser’s Advisors	40
Estimated Net Working Capital	15	Purchaser’s Closing Documents	39
Expert Calculations	17	Restricted Activity	59
Final Net Debt Adjustment	17	Review Period	16
Final Net Working Capital Adjustment	17	Section 280G Payments	45
Financial Statements	22	Seller	1
Fundamental Warranties	52	Seller Indemnified Persons	51
Fundamental Warranties Cap	54	Straddle Period	43
Fundamental Warranties Deductible	53	Surviving Corporation	11
HIPAA	26	Target Date	50
Indemnified Party	51	Tax Claim	56
Indemnifying Party	51	Trade Secrets	36
Intellectual Property	36	Transfer Taxes	44
Interim Financial Statements	21	U.S. Bank Payoff Amount	48
Inventory	23	U.S. Bank Payoff Letter	48
Leased Real Property	23	Welfare Plans	25

2.           MERGER; CLOSING; PAYMENT FOR SHARES.

2.1.           THE MERGER.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). The separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Purchaser and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

2.2.            CLOSING. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., Pacific time, on the date that is the second Business Day after the satisfaction or waiver (subject to applicable Legal Requirements) of the conditions set forth in Articles 7 and 8 (excluding conditions that, by their terms, are to be satisfied on the Closing Date but subject to the satisfaction or waiver of such conditions on the Closing Date), unless this Agreement has been previously terminated in accordance with its terms or another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Perkins Coie, Portland, Oregon unless another place is agreed to in writing by the parties hereto.

2.3.           EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall (a) file a certificate of merger in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL (the “Certificate of Merger”), with the Delaware Secretary of State and (b) duly make all other filings and recordings required by the DGCL to effectuate the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State or at such subsequent time or date as Purchaser and the Company shall agree and specify in the Certificate of Merger.

2.4.           EFFECTS OF THE MERGER. At the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable provisions of the DGCL. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

2.5.           CERTIFICATE OF INCORPORATION AND BYLAWS.

(a)            Except as otherwise determined by Purchaser and Merger Sub prior to the Effective Time (but subject to the requirements of Section 6.7), at the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (until thereafter amended or as provided by applicable Legal Requirements), except that Article I of the certificate of incorporation of the Surviving Corporation will be amended to read as follows: “The name of the corporation is Micro Power Electronics, Inc.”

(b)           Except as otherwise determined by Purchaser prior to the Effective Time (but subject to the requirements of Section 6.7), at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (until thereafter amended or as provided by applicable Legal Requirements), except that the name of the corporation reflected therein shall be changed to “Micro Power Electronics, Inc.”.

2.6.            DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

2.7.            OFFICERS. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and such officers shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

2.8.            EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Purchaser or Merger Sub:

(a)           Cancellation of Treasury Stock.  Each share of Company Common Stock that, immediately prior to the Effective Time, is owned by the Company as treasury stock shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)           Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (not including, however, those shares of Company Common Stock cancelled pursuant to Section 2.8(a) shall be converted into and become the right to receive an amount in cash, without interest, equal to the Common Merger Consideration. All shares of Company Common Stock that have been converted in the Merger into the right to receive the Common Merger Consideration shall be automatically cancelled and shall cease to exist, and the holders of Certificates that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such shares other than the right to receive the Common Merger Consideration in accordance with this Article 2.

(c)           Conversion of Company Preferred Stock.  Seller is the owner of all Preferred Stock on the date hereof.  Each share of Preferred Stock will be converted into and become the right to receive an amount in cash, subject to Section 2.10, equal to (i) the Preferred Purchase Price divided by (ii) the total number of Shares of Preferred Stock outstanding as of the Effective Time (“Preferred Merger Consideration”.)

(d)           Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time. From and after the Effective Time, all certificates representing the common shares of Merger Sub shall be deemed for all purposes to represent the number of common shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e)           Stock Options.  Each then outstanding stock option granted by the Company, whether or not then fully exercisable or vested will be terminated in accordance with Section 6.4.

2.9.           PAYMENT PROCEDURES AND EXCHANGE OF SHARES.

(a)           Attached hereto as Exhibit B is a form of assignment and letter of transmittal (the “Assignment Forms”) pursuant to which the Stockholders will effect the surrender of their certificates representing Shares of the Company (“Certificates”) to be exchanged for the Merger Consideration issuable and payable in respect thereof.

(b)           At the Closing or as soon as practicable after the Effective Time, each Stockholder shall have delivered its Assignment Form(s) and Certificate(s) to Purchaser, and, subject to such delivery, Purchaser shall make the payments provided for in Section 2.10.  No interest will be payable by Purchaser or the Surviving Corporation on the Merger Consideration for any reason whatsoever, including but not limited to if a Stockholder does not effectuate said delivery at or before the Closing.

(c)           The Merger Consideration paid in accordance with the terms of this Article 2 upon conversion of any shares of Company Common Stock or Preferred Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock or Preferred Stock and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock or Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(d)           If payment of the Merger Consideration is to be made to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Surviving Corporation in advance of any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to any Person other than the registered holder of the Certificate surrendered or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of Purchaser that such Tax has been paid or is not payable.

(e)           Notwithstanding anything to the contrary contained herein, none of Purchaser, the Company, the Surviving Corporation, Merger Sub or any other Person shall be liable to any former stockholder of the Company for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Legal Requirements. Any amounts remaining unclaimed by former holders of Certificates five years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Body) shall become, to the extent permitted by applicable Legal Requirements, the property of Purchaser free and clear of any claims or interest of any person previously entitled thereto.

(f)           In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g)           Purchaser and the Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as Purchaser or the Surviving Corporation are required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of U.S. federal, state, local or non U.S. Tax law.  To the extent that such amounts are properly withheld by Purchaser or the Surviving Corporation, (i) Purchaser and the Surviving Corporation will promptly pay such withheld amounts to the appropriate taxing authority, and (ii) such amounts withheld and paid over will be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of whom such deduction and withholding were made by Purchaser or the Surviving Corporation.

2.10.           CLOSING PAYMENTS.

(a)           Closing Statement.  Three (3) days prior to the Closing Date, the Company shall in good faith prepare and deliver to Purchaser a certificate (the “Closing Statement”) containing a pro forma estimate, as of the Effective Time, of (i) Net Working Capital (the “Estimated Net Working Capital”); (ii) the Net Working Capital Adjustment (the “Preliminary Net Working Capital Adjustment”), which will be subject to examination and agreement by Purchaser as to reasonableness; (iii) the amount of Indebtedness of the Company and the amount of cash or cash equivalents of the Company; and (iv) the Net Debt Adjustment (the “Preliminary Net Debt Adjustment”).  The Closing Statement shall be determined in accordance with GAAP, the historical practices of the Company used in the preparation of the audited balance sheet of the Company included in the Audited Financial Statements and, to the extent applicable, the principles as set forth on Schedule 2.2.

(b)           Reliance on Closing Statement.  Payments required to be made on the Closing Date pursuant to this Section 2.10 will be determined on the basis of the Closing Statement and the adjustments provided for under Section 2.10(c), as provided herein.

(c)           Closing Payments.  At the Closing, Purchaser shall pay the Common Merger Consideration to the holders of Common Stock, by wire transfer of immediately available funds to accounts designated by them at least three (3) Business Days prior to Closing, subject to such holders’ compliance with Sections 2.9(a) and 2.9(b) above.

At the Closing, Purchaser shall pay to Seller, in the aggregate:

(i)	the Base Purchase Price,

(ii)	minus the Transaction Bonus Payments,

(iii)	minus the CEO Severance,

(iv)	minus all Transaction Expenses,

(v)	plus or minus, as applicable, the Preliminary Net Working Capital Adjustment,

(vi)	plus the Preliminary Net Debt Adjustment;

(vii)	minus the Escrow Amount.

(items (i)-(vii) being collectively the “Closing Date Preferred Consideration”).  For purposes of Closing, and subject to Seller having complied with Sections 2.9(a) and 2.9(b) above, for each share of Preferred Stock Seller will receive an amount equal to (A) the Closing Date Preferred Consideration divided by (B) the total number of shares of Preferred Stock outstanding at the Effective Time.

Purchaser shall pay the U.S. Bank Payoff Amount to U.S. Bank by wire transfer of immediately available funds to accounts designated in the U.S. Bank Payoff Letter delivered to Purchaser at least two (2) Business Days prior to Closing pursuant to Section 7.9.

The payment of the Closing Date Preferred Consideration is to be made by wire transfer of immediately available funds to an account or accounts designated by Seller to Purchaser in writing prior to the Closing.

(d)           Escrow Payment.  At the Closing, Purchaser shall deliver to the Escrow Agent the Escrow Amount in cash by wire transfer of immediately available funds, to be held and disbursed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement.

2.11.            ADJUSTMENTS.

(a)           Final Net Working Capital and Net Debt Statements.  As promptly as practicable, but in no event later than sixty (60) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a statement of (i) Net Working Capital setting forth in reasonable detail the Net Working Capital and the Net Working Capital Adjustment, and (ii) Purchaser’s proposed Net Debt Adjustment, setting forth in reasonable detail the amount of cash and cash equivalents and the Indebtedness as of the Effective Time (collectively, the “Purchaser Statement”).  The Purchaser Statement is to be prepared in accordance with GAAP, the historical practices of the Company used in the preparation of the audited balance sheet of the Company included in the Audited Financial Statements and, to the extent applicable, the principles as set forth on Schedule 2.2.

(b)           Review; Dispute.

(i)
From and after the Closing Date, Purchaser shall provide Seller and its Representatives with reasonable access to the books and records of the Company relating to the Business for the purposes of: (A) enabling Seller and its Representatives to review Purchaser’s calculation of the Net Working Capital Adjustment and the Net Debt Adjustment; and (B) identifying any dispute related to the calculation of the Net Working Capital Adjustment, and/or the Net Debt Adjustment.

(ii)
Within thirty (30) days following Seller’s receipt of the Purchaser Statement (the “Review Period”), Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the preparation or content of the Purchaser Statement (the “Purchaser Statement Dispute Notice”).  Such Purchaser Statement Dispute Notice must describe in reasonable detail the items contained in the Purchaser Statement that Seller disputes and the basis for any such dispute.

(iii)
If Seller does not deliver to Purchaser a Purchaser Statement Dispute Notice with respect to the Purchaser Statement within the Review Period, such Purchaser Statement will be final, conclusive and binding on the parties for all purposes of this Agreement; provided that such Review Period will be tolled upon Seller providing Purchaser written notice that it has not been provided access to the Company’s books and records until such time as access is provided.

(iv)
In the event that a Purchaser Statement Dispute Notice is sent by Seller prior to expiration of the Review Period, Purchaser and Seller shall, in good faith, use commercially reasonable efforts to reach agreement on the Net Working Capital Adjustment and Net Debt Adjustment, as applicable.  If Purchaser and Seller shall agree, they shall jointly prepare the final Net Working Capital Adjustment (the “Final Net Working Capital Adjustment”) and the final Net Debt Adjustment (the "Final Net Debt Adjustment").  If Purchaser and Seller fail to resolve such dispute within thirty (30) days after the Review Period, then either Purchaser or Seller shall have the right to refer such dispute to the Independent Accountants.  In connection with the resolution of any such dispute by the Independent Accountants (i) each of Purchaser and Seller shall have a reasonable opportunity to meet with the Independent Accountants to provide their views as to any disputed issues with respect to the calculation of Net Working Capital Adjustment or Net Debt Adjustment, as applicable; and (ii) the Independent Accountants shall be directed to determine the Final Net Working Capital Adjustment and Final Net Debt Adjustment, as applicable, in accordance with the terms of this Agreement within thirty (30) days of such referral.  Upon reaching its determination, the Independent Accountants shall deliver a copy of its calculations (the “Expert Calculations”) to Purchaser and Seller.  The Independent Accountants shall be limited to addressing any particular disputes referred to in the Purchaser Statement Dispute Notice.  With respect to any disputed item, the Expert Calculations shall be no greater than the higher amount, and no less than the lower amount, calculated or proposed by Seller and Purchaser, as the case may be. The fees, expenses and costs of the Independent Accountants shall be borne pro rata as between Seller and Purchaser based on the proportionate deviation of the respective adjustment amounts proposed by Seller and Purchaser, as set forth in the Purchaser Statement in the case of Purchaser and the Purchaser Statement Dispute Notice in the case of Seller, from the determination of the Final Net Working Capital Adjustment and Final Net Debt Adjustment made by the Independent Accountants.  The determination of the Independent Accountants, absent fraud, shall be deemed a final arbitration award that is binding on each of the parties for all purposes of this Agreement, and no party or their Affiliates shall seek further recourse to courts, other tribunals or otherwise, other than to enforce to the final decision of the Independent Accountants as to the determination of the Final Net Working Capital Adjustment and Final Net Debt Adjustment.  Judgment may be entered to enforce the final decision of the Independent Accountants in any court having proper jurisdiction.

(c)           Access.  For purposes of complying with the terms set forth in this Section 2.11, each party shall reasonably cooperate with and make available to the other parties and their respective Representatives all information, records, data and working papers, and shall permit reasonable access to its facility and personnel, as may be reasonably required in connection with the preparation and analysis of the Purchaser Statement, the resolution of any disputes thereunder, the Final Net Working Capital Adjustment and the Final Net Debt Adjustment.

(d)           Final Adjustments.  Within five (5) business days after determination of the Final Net Working Capital Adjustment and Final Net Debt Adjustment, Purchaser or Seller, as the case may be, shall pay to the other the amount by which the Preferred Merger Consideration, as adjusted by the Final Net Working Capital Adjustment and Final Net Debt Adjustment, is greater or less than the Closing Date Preferred Consideration as adjusted by the Preliminary Net Working Capital Adjustment and Preliminary Net Debt Adjustment (such difference being the “Closing Reconciliation”).  If the Closing Reconciliation is positive, Purchaser shall promptly pay such difference to Seller.  If the Closing Reconciliation is negative, Seller shall promptly pay such difference to Purchaser.  If Purchaser or Seller fail to pay any amount owing pursuant to this Section 2.11(d) within five (5) business days after the Closing Reconciliation is determined, then the amount owing shall be payable on demand and interest shall accrue on this unpaid amount from the date due until paid at a rate equal to the lower of ten percent (10%) per annum or the highest rate permitted by applicable law.

2.12.          ADDITIONAL CLOSING MATTERS.  At the Closing:

(a)           Purchaser and Merger Sub and Seller and the Company, as the case may be, will deliver the certificates, agreements and other items described in Articles 7 and 8 of this Agreement, as applicable.

(b)           Seller and Purchaser will execute and deliver the Escrow Agreement with the Escrow Agent, and Purchaser will deliver the Escrow Amount to the Escrow Agent pursuant to Section 2.10(d).

2.13.           GUARANTEE.  By executing the signature page of this Agreement, Greatbatch hereby guarantees the full and faithful performance by Purchaser and Merger Sub of all of Purchaser’s and Merger Sub’s covenants, agreements and obligations provided for in this Agreement.  The obligations of Greatbatch under this Section 2.13 shall not be released or limited in any manner because of the Company’s or Seller’s failure to exercise, or delay in the exercise of, any right granted under this Agreement or because of any extension or waiver granted by Purchaser or any amendment of this Agreement by Purchaser and Merger Sub pursuant to the terms hereof.  This Section 2.13 shall remain in full force and effect until such time as all financial and other obligations of Purchaser and Merger Sub have been paid or satisfied.  Seller and the Company, at their option, shall have the right to (a) proceed against Greatbatch to enforce the provisions of the guaranty set forth herein without first proceeding against Purchaser, or (ii) join Greatbatch in any action or proceeding commenced against Purchaser.  This Section 2.13 shall not be affected by any petition or other proceeding, whether voluntary or involuntary, brought by or against Purchaser and Merger Sub for adjudication or relief under any bankruptcy, reorganization, arrangement, composition, extension or insolvency law, or by any order for relief otherwise issued in accordance therewith.

3.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER.  Contemporaneously with the execution and delivery of this Agreement, the Company shall deliver to Purchaser and Merger Sub a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”).  Any exception or qualification set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained herein shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement if the applicability of such exception or qualification to any other applicable representation, warranty or covenant would be reasonably apparent to a Person reviewing the Company Disclosure Schedule, regardless of whether an explicit reference to such other representation, warranty or covenant is made.  Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Company or Seller contained in this Agreement.  Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company and Seller, jointly and severally, represent and warrant to Purchaser and Merger Sub as follows:

3.1.           ORGANIZATION AND GOOD STANDING.

(a)           The Company is duly organized, validly existing and in good standing in its jurisdiction of incorporation, with full power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

(b)           The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification where the lack of such qualification would have a Material Adverse Effect on the Business.

3.2.           APPROVALS, AUTHORITY; NO CONFLICT.

(a)           The Board of Directors of the Company at a duly held meeting has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and the Stockholders and declared this Agreement and the Merger to be advisable, (ii) approved the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) recommended that the Stockholders adopt this Agreement and directed that this Agreement be submitted for consideration by the Stockholders as soon as practicable. Except for the adoption of this Agreement by the affirmative vote of a the holders of the Company's Preferred Stock and Common Stock in accordance with the company's Organizational Documents, no other corporate proceedings on the part of the Company or its Stockholders are necessary to approve this Agreement or to consummate the Merger and other Contemplated Transactions.  All of the Stockholders of the Company have executed and delivered written consents adopting this Agreement and approving the Merger and other Contemplated Transactions.

(b)           This Agreement constitutes the legal, valid, and binding obligation of each of the Company and Seller, enforceable against them in accordance with its terms.  The Escrow Agreement will constitute the legal, valid and binding obligation of Seller, enforceable against the Seller to the extent of its obligations thereunder, in accordance with its terms.  Each of the Company and Seller has all the necessary right, power, authority and capacity to execute and deliver this Agreement and other agreements, instruments and certificates contemplated by this Agreement to which it is a party and to perform its obligations under this Agreement.

(c)           Except as set forth in Schedule 3.2(c), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)
contravene, conflict with or result in a violation of (i) any provision of the Organizational Documents of the Company or Seller, or (ii) any resolution adopted by the board of directors or other governing body of or by the shareholders as principals of, the Company or Seller;

(ii)
contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller, or any of the assets owned or used by the Company or otherwise in connection with the Business, may be subject;

(iii)
contravene, conflict with or result in a violation of any of the terms or requirements of, any Governmental Authorization that is held by the Company or that otherwise relates to the Business or the business of, or any of the assets owned or used by, the Company;

(iv)
contravene or result in a material violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract listed or required to be listed on Schedule 3.15; or

(v)
result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the assets owned or used by the Company or otherwise in connection with the Business.

Except as set forth in Schedule 3.2(c), neither the Company nor Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3.           CAPITALIZATION; TITLE TO SHARES.

(a)           The authorized capital stock of the Company consists of (i) 45,000,000 shares of Common Stock, par value $0.001 per share (“Company Common Stock”), of which 15,328 shares are issued and outstanding as of the date hereof and (ii) 32,865,243 shares of Preferred Stock, par value $0.001 per share and designated as Series 1 Preferred Stock (“Preferred Stock”), of which 32,865,243 shares are issued and outstanding on the date hereof.  All of the issued and outstanding shares of Company Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in compliance with applicable Legal Requirements.

(b)           The Seller has full legal and beneficial title to all of the outstanding shares of Preferred Stock and all of the Company Common Stock registered in its name in the Company’s records, free and clear of any third party rights, and is entitled to sell and transfer the full legal and beneficial ownership of such shares under the terms of this Agreement.  None of the shares owned by the Seller are subject to any pledge or other Encumbrance or to any pre-emptive rights, or similar claim as of the date hereof and will not be subject to any pledge or other Encumbrance at the time of the Closing.

(c)           Except as set forth on Schedule 3.3(c), there are no options, warrants, calls, convertible securities, exchangeable securities, subscription rights, preemptive rights, demands, plans, puts, commitments, Contracts, Benefits Plan or other rights to which the Company is a party or by which it is bound obligating the Company to issue any additional shares of its capital stock or any security exchangeable for or convertible into any shares of its capital stock, and there are no outstanding or authorized stock appreciation, phantom stock or other similar rights with respect to the Company.  Except as set forth on Schedule 3.3(c), neither Seller nor the Company is a party to, and there are no shareholder agreements, voting trusts, proxies, or other similar Contracts or rights relating to voting, ownership or transfer rights of any capital stock of the Company.

(d)           No depository receipts are issued in relation to any of the Preferred Shares or Common Shares.  No legend or other reference to any purported Encumbrance appears upon any certificate representing any Preferred Shares or Common Shares.

(e)           The Company has no Subsidiaries and does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.4.            FINANCIAL STATEMENTS.

(a)           The Company has delivered to Purchaser: (a) financial statements for the Company on a consolidated basis as of December 31 for the year 2010 (consisting of a balance sheet, statement of income, profit and loss, and a statement of cash flows), which have been audited by Seller’s Accountants (the “Audited Financial Statements”) and (b) unaudited interim financial statements for the Company on a consolidated basis for the nine (9) months ended September 30, 2011 (consisting of a balance sheet and a statement of income, profit and loss) (the “Interim Financial Statements”), all of which are included as part of Schedule 3.4 (collectively, the “Financial Statements”).  The balance sheet as of September 30, 2011 (the "Balance Sheet Date") included in the Interim Financial Statements is hereinafter referred to as the “Balance Sheet.”  Except as set forth on Schedule 3.4, the Financial Statements fairly present in all material respects the financial condition and the results of operations of the Company as of their respective dates and for the periods then ended, and have been prepared in accordance with GAAP, except that the Interim Financial Statements do not contain footnotes and are subject to normal year-end adjustments applied on a basis consistent with the Company’s historical adjustments.

(b)           All Accounts Receivable of the Company that are reflected on the Balance Sheet and all accounts receivable of the Business that will be reflected on the accounting records of the Company and/or the Closing Statement as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  There is no contest, claim or right of set-off which has been and continues to be asserted by any account debtor, other than those incurred in the Ordinary Course of Business, under any Contract with any obligor of the Accounts Receivable relating to the amount or validity of the Accounts Receivable.

3.5.            INTERNAL ACCOUNTING CONTROLS; BOOKS AND RECORDS.

(a)           The Company (a) keeps books, records, and accounts that, accurately, fairly and in reasonable detail, reflect the assets and transactions of the Company and (b) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions of the Company are accurately and promptly recorded to permit the preparation of the Financial Statements, (ii) transactions to which the Company is a party are executed in accordance with management’s general or specific authorization, (iii) access to the assets of the Company is permitted only in accordance with management’s general or specific authorization, and (iv) comparisons are made between fixed asset registers of the Company and existing assets of the Company at reasonable intervals and the Company takes appropriate action with respect to any differences.

(b)           The books of account, minute books and stock record books of the Company, all of which have been made available to Purchaser or will be made available to Purchaser prior to Closing, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices.  At the Closing, all of those books and records will be in the possession of the Company.

3.6.            TITLE TO ASSETS; CONDITION AND MAINTENANCE OF ASSETS.

(a)           Except as set forth in Schedule 3.6(a), the Company has good, clear and marketable title to all of the assets used in the Business including all of the assets reflected on the Balance Sheet or acquired in the Ordinary Course of Business since the Balance Sheet Date, or in the case of leased property and assets, valid and subsisting leasehold interests in such property and assets including all of the assets owned by the Company reflected on the Balance Sheet or acquired in the Ordinary Course of Business since the Balance Sheet Date, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

(b)           Except as set forth in Schedule 3.6(b), all assets owned, leased or licensed by the Company are in good operating condition and repair (subject to normal wear and tear).  The Company conducts the Business and no other businesses.

(c)           All inventory of the Company, whether or not reflected in the Balance Sheet (“Inventory”), is owned by the Company.  All Inventory reflected on the Balance Sheet or to be reflected on the Closing Statement is or will be of a quality and quantity usable and salable in the Ordinary Course of Business, net of reserves, except for obsolete items and items of below-standard quality, all of which have been written off or written down in accordance with GAAP to net realizable value in the Balance Sheet, Closing Statement, or on the accounting records of the Company as of the Closing Date, as the case may be.  All Inventories not written off have been priced at the lower of cost or net realizable value.

3.7.            OWNED AND LEASED REAL PROPERTY.  The Company owns no real property.  Schedule 3.7 sets forth a complete and correct list of each lease, sublease or similar agreement under which the Company is lessee or lessor of, or holds or operates, any real property (the “Leased Real Property”.  Except as set forth on Schedule 3.7, the Company has a valid leasehold interest in the Leased Real Property, in each case free and clear of all leases, subleases or other similar occupancy agreements and all Encumbrances, except for Permitted Encumbrances.  Neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation, eminent domain or other taking by any Governmental Entity, and, to the Knowledge of the Company, no such condemnation, eminent domain or other taking is Threatened.  The use and operation of all Leased Real Property by the Company conforms to and is in accordance with all applicable Legal Requirements and Governmental Authorizations, including without limitation, all applicable building, zoning and safety requirements, except where the failure to so conform would not have a Material Adverse Effect.  The Company has made available to Purchaser complete and correct copies of all leases, subleases, other similar agreements, subordination, non-disturbance and attornment agreements and any other related documents relating to the Leased Real Property.

3.8.            NO UNDISCLOSED LIABILITIES.  Except as set forth in Schedule 3.8, the Company has no material liabilities or obligations (whether absolute, accrued, contingent or otherwise) that are of a type required to be reflected on a balance sheet (or in the notes thereto) in accordance with GAAP, except for liabilities or obligations reflected or reserved against in the Balance Sheet, such liabilities as may have been incurred in the Ordinary Course of Business since the date thereof, and liabilities for the future performance of Applicable Contracts to which the Company is a party.

3.9.            TAXES.

(a)       The Company has filed or caused to be filed all Tax Returns that are or were required to be filed by it pursuant to applicable Legal Requirements.  The Company has paid, or made adequate provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Schedule 3.9(a) and are being contested in good faith or as to which an accrued liability is included on the Closing Statement.  Except as set forth on Schedule 3.9(a), to the Company’s Knowledge, there is no dispute or claim concerning any Tax liability of the Company.

(b)       All deficiencies proposed as a result of any audits have been paid, an adequate reserve has been established therefor, settled, or, as described in Schedule 3.9 (b), are being contested in good faith by appropriate proceedings.

(c)       The Company has not given or, to the Knowledge of the Company, been requested to give waivers or extensions (or, to the Company’s Knowledge, is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes that are currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business).

(d)       The accruals for Taxes with respect to the Company reflected on the Closing Statement will be adequate to cover all liability for Taxes of the Company accruing through the Closing Date.

(e)       All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(f)       All Tax Returns filed by (or that include on a consolidated basis) the Company were at the time they were filed true, correct and complete in all material respects.  There is no Tax sharing agreement that will require any payment by the Company after the date of this Agreement.

(g)       Except for current Taxes not yet due and payable, (i) there are no federal, state, local or foreign tax liens or other Encumbrances upon any of the properties or assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(h)       No pending or, to the Company’s Knowledge, Threatened audit, proceeding, examination or litigation or similar claim has been commenced or is presently pending with respect to any Taxes or Tax Return of the Company.

(i)       No written claim has been made by any Tax authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation in that jurisdiction.

(j)       The Company has not participated in a “reportable transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b).

(k)       The Company is not, and has never been, a United States real property holding corporation (as defined in Section 897(c)(2) of the U.S. Internal Revenue  Code of 1986, as amended (the “Code”)) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)       The Company has not been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company, and to the Company’s Knowledge, the U.S. Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method, and no such change in accounting method will require the Company to include income any amount after the Effective Time.

(m)       The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code within the past five years.

(n)       The Company has disclosed on all relevant Tax Returns any positions taken therein that could give rise to a substantial understatement of Taxes within the meaning of Section 6662 of the Code.

(o)       The Company will not be required for any Tax period to include in income any amount under Section 108(i) of the Code.

For purposes of this Section 3.9, the term "Company" shall include SelfCHARGE, Inc. and any former Subsidiary of the Company.

3.10.         NO MATERIAL ADVERSE EFFECT.  Except as disclosed on Schedule 3.10, since the Balance Sheet Date, there has not been any event or circumstance that has caused a Material Adverse Effect and no event has occurred or circumstance exists that would reasonably be expected to result in a Material Adverse Effect.

3.11.         EMPLOYEE BENEFITS

(a)           Attached hereto as Schedule 3.11(a) is a list identifying each (i) “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA, (the “Pension Plans”), and (ii) “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, (the “Welfare Plans”) that, in either case, are maintained, administered or contributed to by the Company, or which cover any employee or former employee of the Company with respect to their employment by the Company.  Collectively, the Pension Plans and the Welfare Plans shall hereafter be referred to as the “Employee Plans”.

(b)           The Company has made available to Purchaser true and complete copies of (i) the Employee Plans (including related trust agreements, adoption agreements, and other funding arrangements, if any) as currently in effect (or written descriptions of any unwritten Employee Plans), (ii) the most recent summary plan description, and any summaries of material modifications related thereto, distributed to participants in an Employee Plan, if any, (iii) the two most recent annual reports (i.e., Form 5500 series and all schedules and financial statements attached thereto) filed in connection with each Employee Plan (to the extent such reports were required to be filed), and (iv) the three most recent actuarial valuation reports prepared in connection with each Employee Plan (to the extent such reports were required).

(c)           Each Employee Plan has been maintained in material compliance with its terms and the requirements under the Code and ERISA which are applicable to such Employee Plan.

(d)           The Company has not received service or other written notice of, and, to the Knowledge of the Company, there are no Threatened Proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, against any Employee Plan, the assets held thereunder, or the Company relating to any of the Employee Plans (other than routine claims for benefits, appeals of such claims and domestic relations orders).  Furthermore, the Company has not received service or other written notice that any Employee Plan is currently under audit, investigation or review by any Governmental Body.

(e)           Except as set forth on Schedule 3.11(e), within the prior three (3) years no liability has been incurred by the Company or by a trade or business, whether or not incorporated, which is deemed to be under common control or affiliated with the Company within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m), or (o) of the Code (an “ERISA Affiliate”) for any material excise tax, or penalty that has not been paid with respect to any Employee Plan.

(f)           With respect to any Employee Plan neither the Company nor, to the Knowledge of the Company, any other “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(c)(2) of the Code) has engaged in any “prohibited transaction” as defined in Section 406 of ERISA, or of Section 4975(c) of the Code, which transaction is not exempt under Section 408 of ERISA or Section 4975(d) of the Code and which would result in a material liability to the Company.

(g)           Except as set forth on Schedule 3.11(g), no Welfare Plan provides medical, death or other welfare benefits (within the meaning of Section 3(1) of ERISA) with respect to current or former employees of the Company (or their spouses or dependents) beyond their retirement or other termination of service other than (i) coverage mandated by applicable Legal Requirements, including, without limitation COBRA (as defined below), (ii) disability benefits (related to disabilities incurred during employment), (iii) conversion rights, (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary) or (v) severance payments under severance agreements or arrangements disclosed on Schedule 3.11(a) or Schedule 3.11(m).

(h)           Each Welfare Plan that is a group health plan (as defined in Section 607(1) of ERISA or Section 5001(b)(1) of the Code) has complied in all material respects with requirements of Section 4980B of the Code and Part 6, Subtitle B of Title I of ERISA (“COBRA”).  Each of the Company, or, to the Knowledge of the Company, its agents who administer any of the Welfare Plans that is a group health plan (as defined in Section 607(1) of ERISA or Section 5001(b)(1) of the Code), have complied in all material respects with the applicable notification and written notice requirements of COBRA.  Further, each Welfare Plan that is a group health plan, within the meaning of Section 9832(a) of the Code, has complied in all material respects with the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder (“HIPAA”).

(i)           The Company has not received service or other written notice from a Governmental Body of any Proceedings in which the “qualified” status of any Pension Plan that is intended to be qualified under Section 401(a) of the Code is at issue or had been revoked.  To the Knowledge of the Company, no such Pension Plan has been amended or operated in a manner that would adversely affect the “qualified” status of such Pension Plan.  No distributions have been made from any of the Pension Plans that would violate in any respect the restrictions under Treas. Reg. Section 1.401(a)(4)-5(b) (regarding pre-termination restrictions).

(j)           All required contributions under each Pension Plan have been made on a timely basis or, if not yet due, have been properly accrued to the extent required by GAAP.

(k)           Neither the Company nor any ERISA Affiliate has, during the last six years adopted, established or maintained a Pension Plan that is covered by Title IV of ERISA or subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA.

(l)           Neither the Company nor any of its ERISA Affiliates has, during the last six years, been liable to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA).  No amount is due from, or owed by, the Company or any ERISA Affiliate on account of the Company's or ERISA Affiliate's participation in, or withdrawal from, a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(m)           Schedule 3.11(m) contains a list identifying each employment, severance or similar contract, arrangement or policy (exclusive of any such Contract which is terminable within thirty (30) days without liability to the Company), and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, deferred compensation, bonuses, profit-sharing, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement compensation or benefit which (i) is not an Employee Plan or a plan mandated by a Governmental Body, (ii) has been entered into or maintained, as the case may be, by the Company, and (iii) covers any employee or former employee of the Company.  Such Contracts, plans and arrangements are hereinafter referred to collectively as the “Benefit Arrangements”.  True and complete copies or descriptions of the Benefit Arrangements have been or will be made available to Purchaser.  Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

(n)           There has been no amendment to, written interpretation, or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense to the Company of maintaining such Employee Plan or Benefit Arrangement above the level of expense incurred in respect of such Employee Plan or Benefit Arrangement for the most recent plan year.

(o)           Except as set forth on Schedule 3.11(o), there is no Employee Plan, Contract or arrangement covering any employee or former employee of the Company that, individually or in aggregate, could give rise to the payment by the Company, directly or indirectly, of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(p)           Except as set forth on Schedule 3.11(p), no Employee Plan, Contract, or other agreement, between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder), provides for the deferral of compensation subject to Section 409A of the Code that is not in compliance with Section 409A of the Code.  Each stock option and stock appreciation right, if any, was granted with an exercise price that was not less than the fair market value of the underlying common stock on the date the option or right was granted based upon a reasonable valuation method. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Contract or any other agreement that will result in any payment of deferred compensation which will not be in compliance with Section 409A of the Code if timely paid in accordance with the terms of the Employee Plan, Contract or agreement.

3.12.         COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

(a)           Except as set forth in Schedule 3.12(a) (and not including Environmental Matters which are exclusively provided for in Section 3.17):

(i)
the Company is, and at all times since January 1, 2008 has been, and the Business has been conducted at all times since January 1, 2008, in material compliance with each Legal Requirement applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to be in compliance would not have a Material Adverse Effect; and

(ii)
the Company has not received at any time since January 1, 2008 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged or potential obligation on the part of the Company arising under any applicable Legal Requirement to undertake, or to bear any portion of the cost of, any remedial action of any material nature.

(b)           The Governmental Authorizations listed in Schedule 3.12(b) collectively constitute the material Governmental Authorizations necessary to permit the Company to lawfully conduct the Business in the manner it is currently conducted and to permit the Company to own and use its assets in the manner in which they currently own and use such assets.  Each such Governmental Authorization is listed on Schedule 3.12(b) and is valid and in full force and effect.

(c)           The terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.12(b) have been at all required times complied with by the Company in all material respects.

(d)           To the Company’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result in a material violation of or a failure to comply with any Governmental Authorization listed or required to be listed in Schedule 3.12(b), or (B) result in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any Governmental Authorization listed or required to be listed in Schedule 3.12(b);

(e)           The Company has not received, at any time since January 1, 2008, any written notice or other communication from any Governmental Body regarding (A) any actual, alleged or potential violation of, or failure to comply with, any Governmental Authorization listed or required to be listed in Schedule 3.12(b), or (B) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of or material modification to any Governmental Authorization listed or required to be listed in Schedule 3.12(b).  None of the Company’s imports are subject to an anti-dumping or countervailing duty order.

3.13.         LEGAL PROCEEDINGS; ORDERS.

(a)           Except as set forth in Schedule 3.13, there is no pending Proceeding:

(i)	that has been commenced by or against the Company; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

(b)           Except as set forth on Schedule 3.13, to the Company’s Knowledge, no such Proceeding has been Threatened.  The Company has delivered to Purchaser copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.13.

(c)           Except as set forth in Schedule 3.13, there is no Order to which any of the Company or to the Company’s Knowledge, any of its officers, directors or key employees is named as being subject to such Order.  Except as set forth in Schedule 3.13, the Company is in full compliance with all of the terms and requirements of each Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

3.14.         ABSENCE OF CERTAIN CHANGES AND EVENTS.

Except as set forth in Schedule 3.14, since the Balance Sheet Date the business of the Company has been conducted in the Ordinary Course of Business in all material respects and, without limiting the foregoing, there has not been any:

(a)           issuance of any equity or other ownership interests in, or shares of the Company; grant of any stock option or right to purchase equity or other ownership interests in, or shares of, the Company; issuance of any security convertible into such interests or shares; grant of any registration rights; any purchase, redemption, retirement or other acquisition by the Company of any ownership interests or shares therein; or declaration or payment of any dividend or other distribution or payment in respect of shares;

(b)           amendment to the Organizational Documents of the Company;

(c)           payment or increase by the Company of any management fee or any bonuses, salaries, or other compensation to any stockholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee outside the Ordinary Course of Business;

(d)           adoption of, or increase in the payments to or benefits under, any Employee Plan, Benefit Arrangement or other Contract for or with any employees of the Company;

(e)           damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition of the Company, taken as a whole;

(f)           entry into outside the Ordinary Course of Business or  termination of or receipt of notice of termination of any material license, distributorship, dealer, sales representative, joint venture, credit or similar Contract (other than the termination of any such Contract on its scheduled termination date in accordance with its terms);

(g)           sale, lease or other disposition of any asset or property of the Company or mortgage, pledge or imposition of any lien or other Encumbrance on any material asset or property of the Company, including the sale, lease or other disposition of any of the Intellectual Property Assets, other than, in any case, in the Ordinary Course of Business;

(h)           cancellation or waiver by the Company of any claims or rights with a value to the Company in excess of $100,000;

(i)           material change in the accounting methods used by the Company other than as prescribed by GAAP; or

(j)           agreement, whether oral or written, by Seller or the Company to do any of the foregoing.

3.15.        CONTRACTS; NO DEFAULTS.

(a)           Schedule 3.15(a) contains a complete and accurate list, and the Company has made available to Purchaser true and complete copies, of each of the following to which the Company is a party:

(i)
each Applicable Contract that involves performance of services or delivery of goods or materials by the Company or otherwise in connection with the Business of an amount or value in excess of $100,000 other than purchase orders for the sale of goods or services in the Ordinary Course of Business.

(ii)
each Applicable Contract that involves performance of services (other than by the Company’s employees) or delivery of goods or materials to the Company or otherwise in connection with the Business of an amount or value in excess of $500,000 in any twelve-month period other than purchase orders for the purchase of goods or services in the Ordinary Course of Business;

(iii)	each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts in excess of $100,000;

(iv)
each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);

(v)
each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights or other intellectual property (other than for generally available commercial  software licensed on shrink-wrap, click-wrap or other standard terms), including agreements with current or former employees which are still in effect, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets other than those agreements with employees entered into in the Ordinary Course of Business;

(vi)	each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vii)
each joint venture, partnership and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person, other than commercial contracts for the purchase or sale of goods or services entered into in the Ordinary Course of Business;

(viii)
each Applicable Contract containing covenants that in any material way purport to restrict the business activity of the Company or any Related Person of the Company or limit the freedom of the Company or any Related Person of the Company in any material way to engage in any of its line of business or to compete with any Person in its lines of business;

(ix)	each Applicable Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(x)	each power of attorney that is currently effective and outstanding for the Company;

(xi)	each Applicable Contract that involves performance of services or delivery of goods or materials by the Company to a Governmental Body;

(xii)
each note, debenture, guarantee, mortgage, letter of credit, loan agreement, or indenture relating to Indebtedness or any other Applicable Contract that imposes an Encumbrance (other than a Permitted Encumbrance) on the property or assets of the Company;

(xiii)	each Applicable Contract for capital expenditures in excess of $100,000;

(xiv)	each written warranty, guaranty and other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(xv)	each extension and any other material amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Schedule 3.15(a) sets forth sufficient details concerning such Contracts to identify the Contracts.

(b)           No officer or employee of the Company is bound by any Contract with a third party that purports to limit the ability of such officer or employee to (A) engage in or continue any conduct, activity or practice relating to the business of the Company, or (B) assign to the Company any material rights to any invention, improvement or discovery made in the course of said officer’s or employee’s employment.

(c)           Each Contract identified or required to be identified in Schedule 3.15(a) is in full force and effect and is valid and enforceable in accordance with its terms in all material respects.

(d)           With respect to each Contract identified or required to be identified in Schedule 3.15(a), except as set forth in Schedule 3.15(d):

(i)
the Company is in compliance in all material respects, with all applicable terms and requirements of each Applicable Contract under which the Company has any obligation or liability or by which the Company or any of the assets owned or used by the Company is bound;

(ii)
to the Company’s Knowledge, each other Person that has any obligation or liability under any Applicable Contract is in compliance in all material respects with all applicable terms and requirements of such Contract;

(iii)
to the Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with or result in a material violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; and

(iv)
the Company has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged potential material violation or breach of, or default under, any Contract, which violation, breach or default has not been cured.

(e)           There are no current renegotiations of any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

3.16.         INSURANCE.

(a)           The Company has made available to Purchaser a true and complete list of all policies of insurance to which the Company is a party or under which the Business, the Company, or any director of the Company, is covered, and a list of all pending applications for policies of insurance;

(b)           Schedule 3.16(b) describes (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder and (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company.

(c)           Except as set forth on Schedule 3.16(d):

(i)
All policies to which the Company is a party, in all material respects (A) are valid, outstanding and enforceable, (B) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which the Company is bound; and (C) will continue in full force and effect following the consummation of the Contemplated Transactions.

(ii)
The Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)	The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party.

(iv)	To the Company’s Knowledge, the Company has given notice to the insurer of all claims that may be insured thereby.

3.17.         ENVIRONMENTAL MATTERS.  Except as set forth in Schedule 3.17:

(a)           To the Knowledge of the Company, the Company is in compliance in all material respects with all Environmental Laws.  Since January 1, 2008, the Company has not received any actual or Threatened order or notice from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or material failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct the Company is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)           There are no pending or, to the Knowledge of the Company, Threatened claims, Encumbrances, or other material restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

(c)           Since January 1, 2008, neither the Company nor any other Person for whose conduct the Company is or may be held responsible has received any written citation, directive, inquiry, notice, Order, summons or warning that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct the Company is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)           Neither the Company nor, to the Knowledge of the Company, any other Person for whose conduct the Company is or may be held responsible has any material Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor thereof), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e)           To the Knowledge of the Company and except in material compliance with or as permitted by applicable Environmental Law, there are no Hazardous Materials present on or in the Environment at the  Facilities currently operated by the Company or at any geologically or hydrologically adjoining property in material quantities that emanated from the Company (or any predecessor thereof), including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such Facilities or such adjoining property, or incorporated into any structure therein or thereon.  To the Knowledge of the Company and except in material compliance with or as permitted by applicable Environmental Law, neither the Company nor any other Person for whose conduct the Company is or may be held responsible has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest.

(f)           To the Knowledge of the Company and except in material compliance with or as permitted by applicable Environmental Law, there has been no Release or Threat of Release, of any material amounts of Hazardous Materials at or from the Facilities currently operated by the Company that would result in a Material Adverse Effect.

(g)           The Company has delivered or made available to Purchaser true and complete copies and results of all material reports, studies, analyses, tests, or monitoring possessed or initiated by or on behalf of the Company or Seller prepared after January 1, 2008 pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company, or any other Person for whose conduct the Company is or may be held responsible, with Environmental Laws.  The Company makes no representation as to the truth or accuracy of any such reports, studies, analyses, tests or monitoring.

3.18.         EMPLOYEES.

(a)           Schedule 3.18 contains a complete and accurate list of the name, job title and annual compensation for each current employee of the Company, including each employee on leave of absence or layoff status.

(b)           To the Company’s Knowledge, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any material way adversely affects or will affect (i) the performance of his or her duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Company by any such employee or director.  To the Company’s Knowledge, no director, officer or other key employee of the Company intends to terminate his or her employment with the Company.

3.19.         LABOR RELATIONS; COMPLIANCE.

(a)           The Company is not and has never been a party to or bound by any collective bargaining or other material labor Contract.

(b)           Since January 1, 2008, there has not been, there is not presently pending or existing and, to the Company’s Knowledge, there is not Threatened, (i) any strike or work stoppage, (ii) any Proceeding against or affecting the Company relating to the alleged material violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity or other material labor or employment dispute against or affecting any of the Company or its premises or (iii) any application for certification of a collective bargaining agent.  No event has occurred or circumstance exists that could on any reasonable basis provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company.

(c)           The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing.  The Company is not liable for the payment of any material compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.20.         INTELLECTUAL PROPERTY.

(a)           For purposes of this Agreement, the following terms shall have the meanings described below:

(i)	“Marks” means fictional business names, trading names, registered and unregistered trademarks, service marks and pending applications;

(ii)	“Patents” means patents and pending patent applications;

(iii)	“Copyrights” means copyrights in both published works and unpublished works;

(iv)	“Trade Secrets” means know-how, trade secrets and confidential information; and

(v)	“Intellectual Property” means, collectively, Marks, Patents, Copyrights, Trade Secrets, internet domain names, and inventions, discoveries and technology.

(b)           Schedule 3.20(b) contains a complete and accurate list and brief summary description, including any royalties paid or received by the Company, of all inbound and outbound licenses of Intellectual Property used in the Business to which the Company is a party, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs requiring license fees or other payments of less than $10,000 per year under which the Company is the licensee.  There are no outstanding and, to the Company’s Knowledge, no Threatened disputes or disagreements of a material nature with respect to any such Contract.

(c)           Know-How Necessary for the Business.

(i)
The Company is the owner of all right, title and interest in and to each of the Intellectual Property items listed on Schedule 3.20(d)(i), Schedule 3.20(e), Schedule 3.20(f), Schedule 3.20(g) and, to the Company’s Knowledge, all Trade Secrets of the Company (the “Company IPR’s”), which are, except as set forth on Schedule 3.20(c)(i), free and clear of all Encumbrances, and has the right to use all of the Company IPR’s without payment to a third party.

(ii)
All current employees of the Company that are or have been involved with product design or development or that are or have been otherwise materially involved with the creation of Intellectual Property for the Company have executed written Contracts with the Company that assign to the Company all rights to any Intellectual Property relating to the Business created by such employees in the course of their employment with the Company.  To the Knowledge of the Company, no employee, officer or director of the Company has entered into any Contract that requires such person to transfer, assign or disclose information concerning his or her work to anyone other than the Company.

(d)           Patents.

(i)
Schedule 3.20(d)(i) contains a complete and accurate list of all Patents owned or held by the Company (“Company Patents”), and their associated jurisdictions.  The Company is the owner of all right, title and interest in and to each of the Company Patents, free and clear of all Encumbrances, except as set forth in Schedule 3.20(d)(i).

(ii)
All of the issued Company Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use) and, to the Knowledge of the Company, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)
No Company Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding.  To the Company’s Knowledge, there is no potentially interfering Patent or Patent application of any third party.

(iv)
To the Company’s Knowledge, no Company Patent is infringed or has been challenged or threatened in any way.  To the Company’s Knowledge, none of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any Patent or other proprietary right of any other Person.

(e)           Trademarks.

(i)
Schedule 3.20(e) contains a complete and accurate list and summary description of all Marks owned by the Company (“Company Marks”).  To the Company’s Knowledge, the Company is or will be at Closing the owner of all right, title, and interest in and to each of the Company Marks, free and clear of all Encumbrances.

(ii)	All Company Marks that have been registered are currently in compliance with all formal Legal Requirements applicable thereto.

(iii)
To the Company’s Knowledge, no Company Mark is infringed or, to the Company’s Knowledge, has been challenged or threatened in any way.  To the Company’s Knowledge, none of the Company Marks or any other Marks used by the Company infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

(f)           Schedule 3.20(f) contains a complete and accurate list of all registered copyrights of the Company (“Company Copyrights”).  To the Company’s Knowledge, no Company Copyright is infringed or has been challenged or threatened in any way.  To the Company’s Knowledge, none of the subject matter of any of the Company Copyrights infringes or is alleged to infringe any Copyright of any third party or is a derivative work based on the work of a third party

(g)           Schedule 3.20(g) lists all internet domain names and related registrations used by the Company.

(h)           The Company has taken reasonable precautions to protect the secrecy of its Trade Secrets.

3.21.
CERTAIN PAYMENTS.  None of (i) the Company, (ii) any director, officer, agent or employee of the Company or Seller or (iii) to the Company’s Knowledge, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any bribe, contribution, gift, special rebate, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services that would cause the Company to be in violation of any Anti-Corruption or Anti-Bribery Laws, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company that if any of its securities were registered pursuant to 15 U.S.C. Section 78L would cause the Company to be in violation of any Anti-Corruption or Anti-Bribery Laws.

3.22.
BANK ACCOUNTS.  Schedule 3.22 contains true, complete and correct lists of all bank accounts and safe deposit boxes maintained by the Company (the “Bank Accounts”), and all Persons entitled to draw thereon or to withdraw therefrom.

3.23.
RELATIONSHIPS WITH RELATED PERSONS.  Except as set forth on Schedule 3.23, neither Seller nor any Related Person of the Seller or of the Company currently has, or since January 1, 2008 has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms except for less than one percent (1%) of the outstanding capital stock of any such business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Schedule 3.23, neither Seller nor any Related Person of the Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.24.
BROKERS OR FINDERS.  Except for XMS Capital Partners, LLC none of the Seller, the Company nor any Representatives thereof have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.25.         DISCLOSURE.

(a)           No representation or warranty of the Company or Seller in this Agreement and no statement in the Company Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)           No certificate given pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

4.              REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB.  Purchaser and Merger Sub, jointly and severally, represent and warrant to Seller and the Company as follows:

4.1.
ORGANIZATION AND GOOD STANDING.  Each of Purchaser and Merger Sub is duly organized, validly existing and in good standing  under the laws of its jurisdiction of incorporation, with full power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.  Each of Purchaser and Merger Sub is duly qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and where the lack of such qualification would have a material adverse effect on Purchaser.

4.2.            AUTHORITY; NO CONFLICT.

(a)           All action required to be taken by the Boards of Directors and stockholders of Purchaser and Merger Sub in order to authorize them to enter into this Agreement and by the board of directors and stockholders of Purchaser to enter into the Escrow Agreement (the “Purchaser’s Closing Documents”) and to consummate the Contemplated Transactions have been taken.  This Agreement and the Purchaser’s Closing Documents constitute the legal, valid and binding obligations of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub, as applicable, in accordance with their respective terms.  Each of Purchaser and Merger Sub has all the necessary rights, power and authority to execute and deliver this Agreement and the Purchaser’s Closing Documents and to perform their obligations under this Agreement and the Purchaser’s Closing Documents.

(b)           Neither the execution and delivery of this Agreement by Purchaser and Merger Sub nor the consummation of the Merger or performance of any of the Contemplated Transactions by Purchaser and Merger Sub will contravene, conflict with or result in a violation of or give any Governmental Body or other Person the right to challenge, prevent, delay or otherwise interfere with any of the Contemplated Transactions or exercise any remedy or obtain any relief under or pursuant to:

(i)	any provision of Purchaser’s or Merger Sub’s Organizational Documents or any resolution adopted by the board of directors of or by the stockholders of Purchaser or Merger Sub;

(ii)	any Legal Requirement or Order to which Purchaser or Merger Sub or any of their Related Persons may be subject; or

(iii)	any Contract to which Purchaser or any of their Related Persons is a party or by which Purchaser or Merger Sub or any of their Related Persons may be bound.

Neither Purchaser nor Merger Sub is nor or will they be, required to give notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3.           CERTAIN PROCEEDINGS.  There is no pending Proceeding that has been commenced against Purchaser or Merger Sub or any of their Related Persons that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To the knowledge of Purchaser, no such Proceeding has been Threatened.

4.4.           BROKERS OR FINDERS.  Purchaser has not, nor has its officers or Representatives, incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.5.           ADEQUATE FUNDS.  Purchaser and Merger Sub have adequate funds to complete the Contemplated Transactions.

4.6.           INDEPENDENT INVESTIGATION; NO OTHER REPRESENTATIONS.  Purchaser has had an opportunity to discuss the business, management, operations and finances of the Company with its officers, directors, employees, agents, representatives and affiliates, and has had an opportunity to inspect the facilities of the Company.  Purchaser has conducted its own independent investigation of the Company.  In making its decision to execute and deliver this Agreement and to consummate the Contemplated Transactions, Purchaser has relied solely upon the representations and warranties of the Company and Seller set forth in Article 3 (and acknowledges that such representations and warranties are the only representations and warranties made by the Company or Seller, as the case may be) and has not relied upon any other information provided by, for or on behalf of the Company or Seller or their respective agents or representatives, to Purchaser in connection with the Contemplated Transactions.  Purchaser is entering into the Contemplated Transactions with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Company.  Purchaser acknowledges that no current or former stockholder, director, officer, employee, affiliate or advisor of the Company or Seller has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Article 3.

5.              ADDITIONAL COVENANTS OF SELLER, THE COMPANY AND PURCHASER.

5.1.           ACCESS AND INVESTIGATION.  Between the date of this Agreement and the Closing Date, the Company and Seller will, and will cause their Representatives to, (i) afford Purchaser and its Representatives and lenders and their Representatives (collectively, “Purchaser’s Advisors”) reasonable access to the Company’s personnel, properties, contracts, books and records, and other documents and data, (ii) furnish Purchaser and Purchaser’s Advisors with copies of all such material contracts, books and records, and other existing documents and data as Purchaser may reasonably request, and (iii) furnish Purchaser and Purchaser’s Advisors with such additional financial, operating and other data and information as Purchaser may reasonably request.

5.2.           OPERATION OF THE BUSINESSES OF THE COMPANY.

Except as provided for in Article 6, between the date of this Agreement and the Closing Date, the Company will:

(a)           conduct its business only in the Ordinary Course of Business, including, but not limited to, the payment of accounts payable and the collection of the Company’s Accounts Receivable;

(b)           use its Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees and agents of the Company and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company;

(c)           subject to the reasonable business judgment of the Company, consult with Purchaser concerning operational matters of a material nature (subject to any Legal Requirement limiting any such consultation); and

(d)           otherwise respond periodically to Purchaser’s requests concerning the status of the business, operations and finances of the Company.

5.3.            NEGATIVE COVENANT.  Except as otherwise expressly permitted by this Agreement or as set forth on Schedule 5.3, between the date of this Agreement and the Closing Date, the Company will not, and Seller will not and will cause the Company not to, without the prior written consent of Purchaser, take any affirmative action or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.14 would be reasonably likely to occur.

5.4.            REQUIRED APPROVALS.

(a)           As promptly as practicable after the date of this Agreement, the Company, Seller, Merger Sub and Purchaser will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions.

(b)           Between the date of this Agreement and the Closing Date, the Company and Seller will (i) cooperate with Purchaser with respect to all filings that Purchaser or Merger Sub is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Purchaser in obtaining all Consents identified in Schedule 3.2(c); provided, however, that this Agreement will not require the Company or Seller to dispose of or make any change in any portion of its business or to commence or defend any litigation to obtain a Governmental Authorization.

(c)           Between the date of this Agreement and the Closing Date, Purchaser and Merger Sub will, and will cause each Related Person to, (i) cooperate with the Company and the Seller with respect to all filings that the Company or Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with the Company and Seller in obtaining all consents identified in Schedule 3.2(c); provided, however that this Agreement will not require Purchaser or Merger Sub to dispose of or make any change in any portion of its business or of the Surviving Corporation or to commence or defend any litigation to obtain a Governmental Authorization.

5.5.           NOTIFICATION.  Between the date of this Agreement and the Closing Date, each party will promptly notify the other parties in writing if such party becomes aware of any fact or condition that causes or constitutes a Breach of any of such party’s representations and warranties as of the date of this Agreement, or that such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

5.6.           NO NEGOTIATION.  Until such time, if any, as this Agreement is terminated pursuant to Article 9, the Company and Seller will not, and will cause their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the business or any material assets of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

5.7.           BEST EFFORTS.  Between the date of this Agreement and the Closing Date, Purchaser, Merger Sub, the Company and Seller will use their respective Best Efforts to cause the conditions in Articles 7 and 8 to be satisfied except as set forth in the provisos to Section 5.4(b)and 5.4(c), as applicable.

5.8.           CERTAIN TAX MATTERS.

(a)           Prior to the Closing, without the prior written consent of the Purchaser the Company will not (i) agree with any Governmental Body to extend the statute of limitations with respect to any Taxes, other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business), (ii) make or change any material Tax election, (iii) settle or compromise any material Tax claim or assessment, (iv) change an annual Tax accounting period, (v) adopt or change any material Tax accounting method, (vi) file any amended Tax Return with respect to a material amount of Taxes, (vii) enter into any closing agreement with respect to a material amount of Taxes or (viii) surrender any right to claim a refund of a material amount of Taxes.

(b)           Purchaser shall be responsible for the preparation and filing of all Tax Returns which are required to be filed after the Closing Date, including for any Short Tax Period, and shall pay or cause to be paid all Taxes due thereon.  All such Tax Returns shall be prepared in a manner consistent with past custom and practice of the Company.  Purchaser shall, prior to filing, provide the Seller with copies of such completed income Tax Returns at least thirty (30) days prior to the due date for filing thereof, along with supporting workpapers, for the Seller’s review and approval.  Seller’s approval shall not be unreasonably withheld and shall be deemed to have been given unless Seller notifies purchaser within fourteen (14) days of Seller’s receipt of any such Tax Return as to any issue it has with respect thereto.  Purchaser shall make such revisions to such Tax Returns as are reasonably requested by the Seller relating to Taxes that could be subject to indemnification under Section 10.2.

(c)           In the case of the federal (and, if applicable, state or local) income Tax Return for the period beginning on the day after the Closing Date, Purchaser shall include the Company in Purchaser’s affiliated group, shall elect to file a consolidated return pursuant to Section 1501 of the Code (or any similar provision of state or local Tax law), and shall prepare such Tax Returns on the basis of an interim closing of the books as of the close of business on the Closing Date in accordance with Treasury Regulations Section 1.502-76  (or any similar provision of state or local Tax law), provided that, for the avoidance of doubt, no election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) (or any similar provision of state or local Tax law).

(d)           In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):

(i)
real, personal and intangible property Taxes (“Property Taxes”) of the Company attributable to the portion of such Straddle Period through the end of the Closing Date will be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period up to and including the Closing Date and the denominator of which is the total number of days in the Straddle Period; and

(ii)
the Taxes of the Company other than Property Taxes attributable to the portion of the Straddle Period through the end of the Closing Date will be computed as if such taxable period ended as of the close of business on the Closing Date.

(e)           Unless otherwise required by applicable Legal Requirements and subject to the last sentence of this Section 5.8(e), without the prior written consent of the Seller, which consent may be withheld in its sole and absolute discretion, Purchaser shall not amend (or cause or permit to be amended) any Tax Return relating to taxable periods ending on or before the Closing Date (including Straddle Periods), or take any other action, that could reasonably be expected to have the effect of increasing Taxes for which the Seller would have an obligation to indemnify Purchaser Indemnified Persons hereunder.  Without limiting the generality of the foregoing, to the extent permissible under applicable law, neither Purchaser nor the Company shall elect to carry back any net operating loss or other tax attribute of the Company arising in any Taxable period that begins on or prior to the Closing Date and shall instead elect to carry forward such net operating loss or other tax attribute in its entirety. Notwithstanding the foregoing provisions of this Section 5.8(e), Purchaser may amend or file any Tax Return or take any other action prohibited hereunder if Purchaser agrees not to seek any indemnification from the Seller for any increase in Taxes for which Seller would otherwise have an obligation to indemnify Purchaser Indemnified Persons under this Agreement.

(f)           Purchaser shall pay and shall hold each Seller Indemnified Person harmless from all transfer, documentary, sales, use, registration and similar Taxes (including all applicable real estate transfer or gains taxes and state transfer taxes, and related fees, including any penalties interest and additions to Tax) attributable to or resulting from Merger (“Transfer Taxes”) other than the State of Washington Controlling Interest Transfer Tax, which shall be paid by Seller.  On or prior to the Closing or within five (5) Business Days thereafter, Purchaser and Seller shall present Tax receipts or other documents, satisfactory to each other, demonstrating that all Transfer Taxes for which each party is responsible have been paid in full.

(g)           The parties shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material.  The parties will provide each other with any records or information that may be relevant to such preparation, audit, examination, proceeding or determination.

5.9.           SUPPLEMENTS TO COMPANY DISCLOSURE SCHEDULE.  From time to time prior to the Closing, the Company shall have the right to supplement or amend the Company Disclosure Schedule with respect to any matter first arising after execution and delivery of this Agreement; provided, however, that such supplements or amendments to the Company Disclosure Schedule shall not be deemed to amend or otherwise modify the Company Disclosure Schedule delivered on the date hereof or the representations and warranties of the Company contained herein or otherwise have any effect on the satisfaction of the conditions to Purchaser’s and Merger Sub’s obligations to close hereunder; provided, further, if the Closing shall occur, then Purchaser and Merger Sub shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing.  For clarification, this Section 5.9 shall not apply with respect to any matter that existed prior to the execution and delivery of this Agreement.

6.	CERTAIN ACTIONS PRIOR TO CLOSING DATE; TRANSITION AND EMPLOYEE MATTERS

6.1.            PAYMENT OF RELATED PERSON INDEBTEDNESS.  The Company and Seller will cause all Indebtedness owed by the Company to Seller (or any Related Person of Seller), or owed to the Company by Seller (or any Related Person of Seller), to be paid in full on or prior to Closing.

6.2.            ESCROW.  The Purchaser and Seller, prior to Closing, will retain the Escrow Agent and enter into the Escrow Agreement.  Purchaser will be solely responsible for the standard fees of the Escrow Agent, but with Purchaser and Seller equally sharing any additional costs and expenses incurred by the Escrow Agent.

6.3.           INTERCOMPANY CONTRACTS.  The Seller and Purchaser agree that all Contracts (written and oral) between (a) Seller or any of its Related Persons on the one hand, and (b) the Company on the other hand, will be terminated by the parties thereto prior to the Closing unless otherwise mutually agreed upon by Purchaser and Seller.

6.4.           STOCK OPTIONS.

(a)           At the Effective Time, each then outstanding stock option granted by the Company, whether or not then fully exercisable or vested, will expire.

(b)           The Company agrees that, it will (i) cause all outstanding stock option plans to terminate on or prior to the Closing Date and cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company to terminate and have no further force or effect as of the Closing Date, and (ii) ensure that following the Closing Date no one other than Purchaser shall hold or have any right to acquire any equity securities of the Surviving Corporation, the Purchaser or any of their Related Persons.  In that regard, the Administrator of the Company’s 2006 Stock Incentive Plan has made a determination under Section 12.2(a) of the plan that no holder of any vested stock options granted thereunder is entitled to any payment in connection with the Merger.

6.5.           SECTION 280G APPROVAL.  Prior to the Effective Time, the Company will (a) submit to all Persons entitled to vote (within the meaning of the Treasury Regulations under Code Section 280G) the material facts concerning all payments and benefits that, in the absence of shareholder approval of such payments and benefits, would be “parachute payments” within the meaning of Code Section 280G(b)(2) (either alone or in conjunction with any other event) (collectively, “Section 280G Payments”), which will satisfy all requirements of Code Section 280G(b)(5)(B), and (b) solicit the consent of all Persons entitled to vote (within the meaning of the Treasury Regulations under Code Section 280G) with respect to the Section 280G Payments.

6.6.           EMPLOYEES; EMPLOYEE BENEFIT PLANS.

(a)           Purchaser shall, or shall cause its Subsidiaries and Related Persons (including, without limitation, the Surviving Corporation) to, (i) provide those employees of the Company who are, as of the Effective Time, employed by the Surviving Corporation (or by Purchaser or any of its other Subsidiaries or Related Persons) (the “Continuing Employees”) with full credit for their prior service with the Company for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual) under any employee benefit plans or arrangements maintained or sponsored by Purchaser or the Surviving Corporation, or any Subsidiary or Related Person of Purchaser or Surviving Corporation, in which Continuing Employees participate or are eligible to participate (in accordance with the term of such employee benefit plans and arrangements) after the Closing Date (the “Parent Plans”); and (ii) to the extent permitted under the policy contracts, waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations) and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is an "employee welfare benefit plan," within the meaning of Section 3(1) of ERISA (including, without limitation, all Parent Plans that provide medical, dental, vision disability, and death benefits) in which Continuing Employees may be eligible to participate in after the Closing Date; except, in any case of clause (i) or (ii) above, where doing so would cause a duplication of benefits.

(b)           The provisions of this Section 6.6 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including any Continuing Employees, present or former employees or directors, consultants or independent contractors of the Company, Purchaser or any of its Related Persons, or, on or after the Effective Time, the Surviving Corporation), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.6) under or by reason of any provision of this Agreement.

(c)           Nothing contained in this Section 6.6 or elsewhere in this Agreement, express or implied, (i) shall constitute an amendment to any Employee Plan of the Company or (ii) shall be construed to prevent, from and after the Effective Time, the termination of employment of any Continuing Employee or, subject to the provisions of Section 6.6(a), any change in the employee benefits available to any Continuing Employee or the amendment or termination of any particular Employee Plan or Parent Plan in accordance with its terms.

(d)           Purchaser shall pay the annual performance bonuses described under the caption “Annual Performance Bonuses” on Schedule 3.11(m) to the employees named thereon at the time specified therein, provided that Purchaser shall not be required to pay an annual bonus to any employee who voluntarily terminates his or her employment with the Surviving Corporation after the Effective Time and prior to the time specified for payment of such bonuses.

6.7.           D&O INSURANCE.

(a)            Reference is made to the D&O Insurance.  Prior to Closing, the Company  shall purchase a six-year "tail" prepaid policy on the D&O Insurance.  The Company shall (and Purchaser shall cause the Company to) maintain such "tail" policy in full force and effect and continue to honor its obligations thereunder, for the initial 6-year term of such policy.

(b)           Subject to Section 6.7(a) above, from and after the Effective Time, the Company shall (and Purchaser shall cause the Company to) honor and fulfill in all respects the indemnification obligations of the Company under the Company's Organizational Documents as to any of its current or former directors and officers (the "Board Indemnified Persons") and pursuant to the indemnification agreements between the Company and any Board Indemnified Person listed on Schedule 6.7.  In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Company shall not (and Purchaser shall cause the Company not to) amend the certificate of incorporation or bylaws of the Company in a way that changes the provisions contained therein with respect to indemnification, exculpation and the advancement of expenses that are in effect as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by Legal Requirements.

(c)            If Purchaser or the Company or of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations of Purchaser and the Company set forth in this Section 6.7.

(d)            The obligations set forth in this Section 6.7 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Board Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the "tail" policy referred to in Section 6.7(a) (and their heirs and representatives)) without the prior written consent of such affected Board Indemnified Person or other Person who is a beneficiary under the D&O Insurance or the "tail" policy referred to in Section 6.7(a) (and their heirs and representatives). Each of the Board Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the "tail" policy referred to in Section 6.7(a) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.7, with full rights of enforcement as if a party thereto.

(e)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or Seller for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

6.8.           DATA ROOM MATERIALS.  Seller and the Company shall deliver or cause Merrill Corporation to deliver to Purchaser, not fewer than 2 days prior to the Closing, CDs or substantially similar electronic copies of all of the materials posted to the electronic data room maintained by the Company at https:/datasite.merrillcorp.com on or prior to the time that this Agreement is executed by the parties hereto.

7.              CONDITIONS PRECEDENT TO PURCHASER’S AND MERGER SUB’S OBLIGATIONS TO CLOSE

 Purchaser’s and Merger Sub’s obligations to effect the Merger and to take the other actions required to be taken by Purchaser and Merger Sub at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

7.1.           REPRESENTATIONS, WARRANTIES AND COVENANTS.  The representations and warranties of Seller and the Company contained in this Agreement will be (a) true in all respects as of the date hereof and (b) true (without giving effect to any limitation indicated by the words "Material Adverse Effect," "in all material respects," "material" or "materially") on the Closing Date as if made on that date (except that representations and warranties made as of a specified date shall be true only as of the specified date), except where the failure of such representations and warranties to be true on the Closing Date or such specified date would not have a Material Adverse Effect.  All covenants, agreements and obligations and all conditions precedent on the part of Seller and the Company to be performed hereunder on or prior to the Closing Date will have been duly performed and complied with in all material respects.

7.2.           CONSENTS.  Seller and the Company will have delivered to Purchaser all customer, vendor, lessee, licensee, licensor and other third party Consents listed on Schedule 7.2, each in form and substance reasonably satisfactory to Purchaser.

7.3.           NO INJUNCTIONS.  No Governmental Body of competent jurisdiction shall have (i) enacted a Legal Requirement that is in effect and renders the Merger illegal in the United States or any state thereof, or (ii) issued an injunction that is in effect and prohibits the Merger in the United States or any state thereof.

7.4.           CLOSING CERTIFICATE.  Seller and the Company will have delivered to Purchaser a certificate of an authorized officer of the Company and Seller, in form and substance reasonably satisfactory to Purchaser, to evidence compliance with the conditions set forth in Sections 7.1, 7.2 and 7.5.

7.5.           ADVERSE CHANGE.  Since the date of this Agreement, no condition, event, or circumstance will have occurred which would have a Material Adverse Effect on the Company.

7.6.           RESIGNATIONS.  Purchaser must have received resignations from the directors of the Company.

7.7.           CORPORATE DOCUMENTS.  Purchaser must have received from Seller and the Company: (a) the Certificate of Incorporation of the Company, certified by the Secretary of State of Delaware and dated as of a recent date prior to Closing, (b) the Bylaws of the Company certified by the Secretary of the Company, (c) a certificate of the Secretary of State of Delaware, dated as of a recent date prior to Closing as to the good standing of the Company, (d) resolutions adopted by the board of directors and shareholders of the Company approving this Agreement and the transactions contemplated hereby, certified by the Secretary of the Company, and (d) a list of the officers of the Company executing this Agreement and each agreement contemplated by this Agreement, certified by the Secretary of the Company, evidencing the authority of the officer executing this Agreement on behalf of the Company.

7.8.           FIRPTA COMPLIANCE. The Company shall deliver to Purchaser a properly executed statement in a form reasonably acceptable to Purchaser for purposes of satisfying Purchaser’s obligations under Treasury Regulation Section 1.1445 2(c)(3).

7.9.           U.S. BANK MATTERS.   At least two (2) Business Days prior to the Closing, the Company shall deliver to Purchaser a payoff letter from U.S. Bank, in form and substance reasonably satisfactory to Purchaser (the “U.S. Bank Payoff Letter”), specifying the aggregate amount of Indebtedness of the Company owed to U.S. Bank and outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) (the “U.S. Bank Payoff Amount”) and customary covenants to provide evidence of the release of any Encumbrances promptly upon receipt of the U.S. Bank Payoff Amount.

7.10.         OTHER AGREEMENTS.  At or before the Closing, (a) Seller and the Escrow Agent will have executed and delivered to Purchaser the Escrow Agreement, (b) the Seller shall have delivered to the Purchaser the Weston Presidio Letter executed by Weston Presidio Management V, LLC and (c) the Company and Michael DuBose will have entered into an agreement amending Section 6.3 of the Employment Agreement between the Company and Michael DuBose, in form delivered to Purchaser prior to the execution and delivery of this Agreement or such other form reasonably acceptable to Purchaser.

7.11.         280G.  The Company shall have delivered to Purchaser evidence satisfactory to Purchaser that either (i) the requisite shareholder approval under Code Section 280G(b)(5)(B) was obtained with respect to any Section 280G Payments in accordance with Section 6.5 of the Agreement, or (ii) the requisite shareholder approval under Code Section 280G(b)(5)(B) with respect to such Section 280G Payments was not obtained, and as a consequence, such Section 280G Payments shall not be made, pursuant to the waivers (as applicable) of such Section 280G Payments duly executed by the affected individuals prior to the Company soliciting the requisite shareholder approval.

8.	CONDITIONS PRECEDENT TO SELLER’S AND THE COMPANY’S OBLIGATIONS TO CLOSE.

 Seller’s and the Company obligations to effectuate the Merger and to take the other actions required to be taken by or on behalf of the Company and Seller at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

8.1.           REPRESENTATIONS, WARRANTIES AND COVENANTS.  The representations and warranties of Purchaser and Merger Sub contained in this Agreement will be (a) true in all respects as of the date hereof and (b) true (without giving effect to any limitation indicated by the words "in all material respects," "material" or "materially") on the Closing Date as if made on that date (except that representations and warranties made as of a specified date shall be true only as of the specified date), except where the failure of such representations and warranties to be true on the Closing Date or such specified date would not have a material adverse effect on the business, results of operations and financial condition of Purchaser and Merger Sub or the ability of Purchaser and Merger Sub to perform any of their respective material obligations under this Agreement or to consummate the transactions contemplated in this Agreement.  All covenants, agreements and obligations and all conditions precedent on the part of Purchaser to be performed or complied with hereunder at or prior to the Closing shall have been duly performed and complied with in all material respects.

8.2.           NO INJUNCTIONS.  No Governmental Body of competent jurisdiction shall have (i) enacted a Legal Requirement that is in effect and renders the Merger illegal in the United States or any state thereof, or (ii) issued an injunction that is in effect and prohibits the Merger in the United States or any state thereof.

8.3.           CLOSING CERTIFICATE.  Purchaser and Merger Sub will have delivered to Seller a certificate of an officer of Purchaser, in form and substance reasonably satisfactory to Seller, to evidence compliance with the conditions set forth in Section 8.1.

8.4.           OTHER AGREEMENTS AND DELIVERIES.  At or before the Closing Purchaser will have executed the Purchaser’s Closing Documents.

8.5.           CASH PAYMENT AND ESCROW AMOUNT.  Purchaser or Merger Sub shall have, concurrently with the Closing:  (a) paid the Closing Date Preferred Consideration to Seller subject to Seller’s delivery of its Assignment Forms and Certificates, in accordance with Section 2.9; (b) paid the Common Merger Consideration to the holders of Common Stock who have delivered their Assignment Forms and Certificates to Purchaser; and (c) delivered the Escrow Amount to the Escrow Agent.

9.              TERMINATION.

9.1.           TERMINATION EVENTS.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)            by Purchaser and Merger Sub or by the Company and Seller if a material Breach of any provision of this Agreement has been committed prior to Closing by the other party and such Breach either has not been waived or has not been cured within fifteen (15) Business Days after notice of such Breach is given by such non-breaching party;

(b)           by Purchaser and Merger Sub if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser or Merger Sub to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date;

(c)            by the Company, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or the Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition on or before the Closing Date;

(d)            by mutual written consent of Purchaser and the Company; or

(e)            by either Purchaser or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 2012 (the “Target Date”), or such later date as the parties may agree upon.

9.2.           EFFECT OF TERMINATION.

(a)            Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

(b)            Notwithstanding anything to the contrary in this Agreement, each of the parties to this Agreement explicitly agrees that the other parties to this Agreement shall be entitled to seek specific performance of such first party’s obligations under this Agreement subject to the satisfaction of any conditions to such obligations contained in this Agreement.

(c)           If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement, including under this Section 9, will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by any party because of the Breach of this Agreement by any other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of any other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired, including but not limited to, under Article 10.

10.            INDEMNIFICATION; REMEDIES; DISPUTE RESOLUTION

10.1.         SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE; DEFINITIONS.

(a)            All representations, warranties, covenants and obligations in this Agreement, the Company Disclosure Schedule and the certificates delivered pursuant to Section 7.4 and 8.3 will survive the Closing as set forth in this Article 10.  Subject to Section 5.9, the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation, and the waiver of any condition based on the accuracy of any representation or warranty, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

(b)            For purposes of this Article 10, the following terms have the meanings specified or referred to in this Section 10.1(b):

“Purchaser Indemnified Persons” -- means Purchaser, Merger Sub, and its respective Representatives and Related Persons and, if the Closing is completed, the Surviving Corporation.

“Seller Indemnified Persons”-- means Seller and its Representatives and Related Persons.

“Damages” -- means any loss, liability, claim, damage (but excluding incidental, punitive, consequential and indirect damages and any damages based on any type of multiple), expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses of attorneys, accountants, engineers and other experts and consultants), fine, penalty or obligation, whether or not involving a third-party claim; provided, however, that for clarification purposes, Damages shall include incidental, punitive, consequential and or indirect damages and losses only to the extent (i) payable by an Indemnified Party to an unaffiliated Person, or (ii) arising from the failure of a party to complete the Closing, for reason other than that the conditions to Closing set forth in Section 7 or 8 have not been satisfied.

“Indemnified Party” -- any Person entitled to indemnification under this Article 10.

“Indemnifying Party” -- any Person required to indemnify another Person under this Article 10.

“Fundamental Warranties” -- means the representations and warranties set forth in clause (a) of Section 3.1 (Organization), clauses (a) and (b) of Section 3.2 (Approvals, Authority), clauses (a) though (d) of Section 3.3 (Capitalization; Title to Shares) and Section 3.11 (Taxes).

10.2.            INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER.  Subject to the conditions and limitations set forth in this Agreement, in particular Sections 10.5 and 10.10, Seller will indemnify and hold harmless the Purchaser Indemnified Persons, for, and will pay to the Purchaser Indemnified Persons the amount of, any Damages, to the extent arising from or in connection with:

(a)           any Breach of any Fundamental Warranties made by the Company or Seller in this Agreement;

(b)           any Breach of any representation or warranty made by the Company or Seller in this Agreement or the certificate delivered pursuant to Section 7.4, other than the Fundamental Warranties;

(c)           any Breach by the Company or any Seller of any covenant or obligation of the Company or such Seller in this Agreement;

(d)           any action or claim by a shareholder or optionholder of the Company relating to the Contemplated Transactions; and

(e)           any matter described on Schedule 10.2(e).

For purposes of Section 10.2(b), the representations and warranties of the Company and Seller in (i) Section 3.11(f) shall not be deemed qualified by any reference to materiality, (ii) Section 3.11(i) shall not be deemed qualified by reference to the Knowledge of the Company, (iii) Sections 3.12(a) and (b), shall not be deemed to be qualified by any reference to materiality or Material Adverse Effect, and (iv) Section 3.17(f), shall not be deemed to be qualified by any reference to Material Adverse Effect.

10.3.         INDEMNIFICATION AND PAYMENT OF DAMAGES BY PURCHASER AND MERGER SUB.

Subject to the conditions and limitations set forth in this Agreement, in particular Sections 10.6 and 10.10, Purchaser and Merger Sub, jointly and severally, agree to indemnify and hold harmless the Seller Indemnified Persons, and will pay to the Seller Indemnified Persons the amount of any Damages arising from or in connection with:

(a)           any Breach of any representation or warranty made by Purchaser in this Agreement or the certificate delivered pursuant to Section 8.3; and

(b)           any Breach by Purchaser of any covenant or obligation of Purchaser in this Agreement.

10.4.         TIME LIMITATIONS.

(a)           If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to:

(i)	any representation or warranty unless notice is given to Seller prior to the expiration of the following periods:

(A)	for the Fundamental Warranties, the fourth anniversary of the Closing Date;

(B)	for all other representations and warranties, 18 months from the Closing Date; or

(ii)
any covenant or obligation, other than under this Article 10, to be performed and complied with by the Company or Seller prior to or after the Closing Date or any indemnifiable matters under Sections 10.2(d) and 10.2(e), unless Purchaser notifies Seller on or before the second anniversary of the Closing Date.

(b)           If the Closing occurs, Purchaser and Merger Sub will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date unless, on or before 18 months after from the Closing Date, Seller notifies Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

(c)           If the Closing does not occur, Seller and Purchaser and Merger Sub will have liability under Section 10.2 or 10.3, respectively, only if notice is given to the other party(s) within one year after this Agreement has been terminated.

(d)           The Indemnifying Party’s obligations to indemnify for any matter notice of which is given within the applicable notice period will continue thereafter until satisfied.

10.5.         LIMITATIONS ON AMOUNT--SELLER.

(a)           Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.2(b) until Purchaser Indemnified Persons have suffered Damages in excess of $500,000 (the “Deductible”), at which point Seller will be obligated to indemnify Purchaser (or other Purchaser Indemnified Persons, as applicable) from and against such Damages in excess of the Deductible up to an aggregate amount equal to the Escrow Amount (the “Cap”).

(b)           Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.2(a) until Purchaser Indemnified Persons have suffered Damages in excess of $250,000 (the “Fundamental Warranties Deductible”), at which point Seller will be obligated to indemnify Purchaser (or other Purchaser Indemnified Persons, as applicable) from and against such Damages in excess of the Fundamental Warranties Deductible up to an aggregate amount equal to the net proceeds received by Seller (the “Fundamental Warranties Cap”).

(c)           The Purchaser Indemnified Persons' sole recourse against Seller for Damages under this Article 10 shall be by making a claim against the Escrow, provided that in the event the Escrow is exhausted, Purchaser Indemnified Persons shall have recourse against Seller solely for (i) claims based on fraud and (ii) claims based upon a breach of Fundamental Warranties, provided further that the aggregate liability of Seller under clauses (i) and (ii) of this paragraph shall be limited to the Fundamental Warranties Cap.

(d)           Seller’s aggregate liability with respect to the matters described in clauses (c) – (e) of Section 10.2 shall be limited to the Cap.  The limitations of this Section 10.5 shall not apply to any claim based on fraud, other than the limitation in Section 10.5(c) limiting Seller's aggregate liability to the Fundamental Warranties Cap.

(e)           No Damages may be claimed under this Article 10 by any Seller Indemnified Persons to the extent such Damages are (a) included in the calculation of any adjustment of the Preferred Merger Consideration pursuant to Section 2.11 or (b) included within reserves on the Balance Sheet.

10.6.         LIMITATIONS ON AMOUNT--PURCHASER.

(a)            Purchaser will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) of Section 10.3 until Seller shall has suffered Damages in excess of a $500,000 aggregate amount, at which point Purchaser and Merger Sub will be obligated to indemnify the Seller Indemnified Persons from and against all such Damages, in excess of such amount up to the Cap.

(b)            Notwithstanding anything to the contrary in this Agreement, but subject to Section 10.6(c), the aggregate liability of Purchaser and Merger Sub with respect to the matters described in Section 10.3 shall be limited to the Cap.

(c)            This Section 10.6 does not apply to any representation or warranty that was made by Purchaser fraudulently, and Purchaser and Merger Sub will be liable for all Damages with respect to Breaches of any such representation or warranty up to the Fundamental Warranties Cap.

(d)            No Damages may be claimed under this Article 10 by any Purchaser Indemnified Persons to the extent such Damages are included in the calculation of any adjustment of the Preferred Merger Consideration pursuant to Section 2.11.

10.7.         PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS OTHER THAN TAXES.

(a)            Promptly after receipt by an Indemnified Party under Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it other than a Proceeding seeking to impose liability for Taxes (a “Non-Tax Proceeding”), such Indemnified Party will, if a claim is to be made against an Indemnifying Party under such Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that (i) the defense of such action is prejudiced by the Indemnifying Party’s failure to give such notice, or (ii) the notice was delivered after the expiration of the applicable indemnification time limitation set forth in Section 10.4 above.

(b)            If any Non-Tax Proceeding referred to in Section 10.7(a) is brought against an Indemnified Party and, in accordance with this Section 10.7 and Section 11.5 hereof, it gives notice to the Indemnifying Party of the commencement of such Non-Tax Proceeding, the Indemnifying Party will be entitled to participate in such Non-Tax Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Non-Tax Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Non-Tax Proceeding and provide indemnification with respect to such Non-Tax Proceeding), to assume the defense of such Non-Tax Proceeding with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Non-Tax Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Non-Tax Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Non-Tax Proceeding, other than reasonable costs of investigation.  If the Indemnifying Party assumes the defense of a Non-Tax Proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Non-Tax Proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims  may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (y) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (z) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to an Indemnifying Party of the commencement of any Non-Tax Proceeding and the Indemnifying Party does not, within ten (10) Business Days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Non-Tax Proceeding, the Indemnifying Party will be bound by any determination made in such Non-Tax Proceeding or any compromise or settlement effected by the Indemnified Party.

(c)            Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Non-Tax Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Non-Tax Proceeding, but the Indemnifying Party will not be bound by any determination of a Non-Tax Proceeding so defended or any compromise or settlement effected without its consent (which consent may not be unreasonably withheld, conditioned or delayed).

10.8.         PROCEDURE FOR INDEMNIFICATION—TAX CLAIMS.

(a)            If a claim is made by any Governmental Body, which, if successful, would result in the Breach of a representation and warranty in Section 3.9 of this Agreement, then the Purchaser shall give notice to Seller in writing of such claim within thirty (30) days after receipt of such a claim (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided pursuant to Section 10.2(a) or (b) except to the extent that Seller demonstrated that (i) the defense of such Tax Claim is prejudiced by the Purchaser’s failure to give such notice, and (ii) the notice was delivered after the expiration of the applicable time limitation set forth in Section 10.4 above.

(b)            Seller and Purchaser shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Company for a Straddle Period or any Tax Claim relating to a taxable period ending on or prior to the Closing Date.  Neither Seller nor Purchaser shall settle any such Tax Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed.  Each party shall pay its own expenses with respect to any such Tax Claim.

(c)            Purchaser shall control all proceedings with respect to any Tax Claim relating to a taxable period beginning after the Closing Date.

(d)            Purchaser and the Company on the one hand, and the Seller on the other, shall reasonably cooperate in contesting any Tax Claim, which cooperation will include the retention and, upon request, the provision to the requesting Person of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

10.9.         PROCEDURE FOR INDEMNIFICATION-- OTHER CLAIMS.  A claim for indemnification under Sections 10.2 or 10.3 (as applicable) for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought which notice shall set forth in reasonable detail the basis for such claim to the extent their known by such party.

10.10.       OTHER RECOVERIES.  The amount which an Indemnifying Party is required to pay to, for, or on behalf of any Indemnified Party pursuant to this Article 10 will be reduced by (a) any insurance proceeds actually recovered by the Indemnified Party in reduction of the related indemnifiable Damages net of (i) any reasonable costs incurred in recovering such amounts under such insurance policies, and (ii) co-payment, retrospective premium adjustment, and increased premiums resulting from or related to the event resulting in indemnifiable Damages, and (b) the amount, on a proportionate basis, by which the Damages have been increased by a negligent or intentional failure of the Indemnified Party or its Related Persons to mitigate the Damages; provided, however, that under no circumstances will any action by any Indemnified Party taken to comply with any applicable Legal Requirement constitute a failure to mitigate damages.

10.11.       EXCLUSIVITY.  The parties agree that, except in the case of fraud and except for equitable enforcement of Article 2 and Sections 11.3 and/or 11.4 through injunction or specific performance, their sole and exclusive remedy for, under or in connection with this Agreement, including any violations or any breach of this Agreement, is a claim under and in accordance with the provisions of this Article 10.

10.12.       DISPUTE RESOLUTION.

(a)           If any dispute arises (i) out of or relating to, this Agreement or any alleged Breach thereof, (ii) with respect to any of the transactions or events contemplated hereby or (iii) with respect to any Person’s right to indemnification (“Dispute”), the party desiring to resolve such Dispute shall deliver a written notice describing such Dispute with reasonable specificity to the other parties (“Dispute Notice”).  If any party delivers a Dispute Notice pursuant to this Section 10.12, the Chief Executive Officers of the parties or their designees involved in the Dispute shall meet at least twice within the thirty (30) day period commencing with the date of the Dispute Notice and in good faith shall attempt to resolve such Dispute, including any rejected indemnification claim.  If any Dispute is not resolved or settled by the parties as a result of negotiation pursuant to Section 10.12, the parties may proceed to litigation subject to Section 11.6.

(b)           The provisions of this Section 10.12 will not preclude Purchaser from seeking an injunction or other equitable relief to enforce the provisions of Section 11.3 or 11.4 of this Agreement.

10.13.       SURVIVING CORPORATION NOT AN INDEMNIFYING PARTY.  All of the parties covenant and agree that, after Closing, under no circumstances whatsoever will any Person have any claim against the Surviving Corporation for indemnification under this Agreement (or otherwise) on account of the representations and warranties of the Surviving Corporation contained in Article 3 and that Seller is assuming any and all legal responsibilities for a breach of any such representations and warranties by the Surviving Corporation on the terms and subject to the conditions contained in this Article 10.

11.           GENERAL PROVISIONS

11.1.         EXPENSES.

(a)            Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement, the Merger and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, accountants and investment bankers.  In furtherance of the foregoing, all Transaction Expenses unpaid by the Company by the Closing Date shall be borne by Seller as a reduction to the purchase price pursuant to Section 2.10(c)(iv).

(b)            For clarification, Purchaser will pay the fees in connection with any required filing under any Competition Law.

(c)            In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2.         PUBLIC ANNOUNCEMENTS.

(a)            The Company, Seller, Purchaser and Merger Sub agree that, promptly after the execution and delivery of this Agreement or at such times as otherwise agreed upon by the parties, they shall each issue a press release in form reasonably acceptable to the other.  Unless required by Legal Requirements, any other public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued prior to the Closing, if at all, at such time and in such manner as Purchaser and the Company may mutually determine.  Prior to the Closing, Purchaser and the Company will consult with each other concerning the means by which the Company’s employees, customers and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Purchaser will have the right to be present for any such communication.

(b)           With respect to public communications on the Closing Date or otherwise with respect to the Closing, the Company, Seller and Purchaser shall consult in good faith regarding appropriate press releases and, unless otherwise required by Legal Requirements, the form and content of, any press release, public announcement or similar publicity relating to the Closing, the Company and the parties will be mutually determined.

11.3.         CONFIDENTIALITY.

(a)            Between the date of this Agreement and the Closing Date, each of the parties will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Purchaser and the Company to maintain in confidence, and not use to the detriment of another party or the Company any written, oral or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

(b)            If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

(c)            Nothing herein contained is intended to void, replace in whole or in part or limit the application of any Confidentiality Agreements previously entered into by and between the parties or their Related Persons which shall remain in full force and effect in accordance with the terms thereof.

11.4.         NON-COMPETITION AND NON-SOLICITATION

(a)            In consideration of the Preferred Purchase Price and Purchaser’s and Merger Sub’s covenants set forth in this Agreement, Seller agrees that, for the period beginning on the Closing Date and ending three (3) years thereafter (the “Covenant Period”), that it will not:

(A)
directly or indirectly, for its own account or as an agent, trustee, consultant or member, partner, lender, shareholder or other equity holder of any corporation, firm, company, partnership or other entity, or otherwise, anywhere in the world, design, develop, manufacture and/or sell battery packs and systems, chargers and docking stations, adaptors and other power supplies for military, portable medical, data collection and rugged applications, as conducted by the Company as of the date of Closing (the “Restricted Activity”), or call on or solicit business from any current customer of the Company or any customer who has purchased products or services from the Company within twelve (12) months prior to the date of the Closing for any Restricted Activity;

(B)
employ or solicit the employment of any person who was employed by the Company on the date of this Agreement or within twelve (12) months prior to such date other than (i) employees listed on Schedule 11.4(a)(B) and (ii) employees employed by the Company immediately prior to the Closing Date that have been terminated by Purchaser.

(C)	In the event of a breach by Seller of any covenant set forth in Subsections 11.4(a)(A) or 11.4(a)(B) above, the Covenant Period will be extended by the period of the duration of such breach.

(b)           Seller has access to and has gained knowledge with respect to the Business, including trade secrets, financial results and information, processes and techniques, cost data, methods of doing business and information concerning customers and suppliers and other valuable and confidential information relating to the Business (the “Company Confidential Information”).  Seller acknowledges that unauthorized disclosure or misuse of the Company Confidential Information, whether before or after Closing, will cause irreparable damage to the Company and Purchaser subsequent to the Closing.  Seller agrees for itself and its Related Persons that covenants by it not to make unauthorized disclosures of the Company Confidential Information are essential to the growth and stability of the Company and the Business.  Accordingly, Seller agrees that it will not, and will cause Seller’s Related Persons not to, use or disclose any Company Confidential Information, other than information generally available to the public through sources other than Seller.

(c)           The covenants contained in this Section 11.4 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 11.4 will cause irreparable injury to the Company, the Surviving Corporation and Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, Purchaser and the Surviving Corporation will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 11.4, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.  The rights and remedies provided by this Section 11.4 are cumulative and in addition to any other rights and remedies which Purchaser or the Surviving Corporation may have hereunder or at law or in equity.

11.5.         NOTICES.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by email via pdf or other electronic means, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and email addresses set forth below (or to such other addresses and email addresses as a party may designate by notice to the other parties):

Seller or, prior to the Closing, the Company:

Weston Presidio V, L.P.
One Ferry Building, Suite 350
San Francisco, CA 94111
Attention: Therese Mrozek
Phone: 415-398-0770
Email: tmrozek@westonpresidio.com

With a copy to:

Perkins Coie LLP
1120 NW Couch Street
Tenth Floor
Portland, OR 97209
Attention: Roy W. Tucker
Phone: 503-727-2000
Email: rtucker@perkinscoie.com

Purchaser or, after the Closing, the Company:

c/o Greatbatch, Inc.
10000 Wehrle Drive
Clarence, NY 14031
Attention: Corporate General Counsel
Phone: 716-759-5600
Email: tmcevoy@greatbatch.com

with a copy to:

Hodgson Russ LLP
The Guaranty Building
140 Pearl Street
Buffalo, New York 14202
Attention: Robert B. Fleming, Jr.
Phone: 716-856-4000
Email: rfleming@hodgsonruss.com

11.6.         JURISDICTION; SERVICE OF PROCESS.  Except as otherwise set forth in this Agreement, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the State of Delaware.  Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.7.         FURTHER ASSURANCES; INFORMATION.

(a)           The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

(b)           From and after the Closing, Seller will be allowed, upon reasonable request, to inspect and copy at Seller’s expense the business records and accounts of the Surviving Corporation that were in existence as of the Closing Date, and Purchaser agrees with Seller that the Surviving Corporation shall not destroy or abandon any business records or accounts of the Company that were in existence as of the Closing Date except upon thirty (30) days’ advance written notice to Seller for a period of five (5) years thereafter.  If Seller requests the surrender of such records or accounts, then the Surviving Corporation shall surrender, at Seller’s expense, such records or accounts so required rather than proceeding with such destruction.

11.8.         WAIVER.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of  the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.9.         ENTIRE AGREEMENT AND MODIFICATION.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  The Company Disclosure Schedule is intended to qualify Seller’s and the Company’s disclosures under this Agreement and to have legal effect in relation thereto, but not to be a part of this Agreement.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.10.       ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS.  Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Purchaser may assign any of its rights under this Agreement to any Subsidiary of Purchaser or in connection with any financing, only so long as such assignment does not in any manner adversely change the tax treatment of the Contemplated Transactions for Seller.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.11.       SEVERABILITY.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12.       SECTION HEADINGS, CONSTRUCTION.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All references to “Schedule” or “Schedules” refer to the corresponding Schedule or Schedules attached to or set forth in the Company Disclosure Schedule.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.13.       TIME OF ESSENCE.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.14.       DELIVERY.  For purposes of Article 3 of this Agreement, references to the term “delivered to Purchaser,” “made available to Purchaser” and similar expressions shall mean that the Company has (a) posted such materials to the electronic data room maintained by the Company at https://datasite.merrillcorp.com as in effect no later than twelve hours prior to the execution of this Agreement and has given Purchaser and its representatives access to the materials so posted; (b) set forth such materials in the Company Disclosure Schedule; or (c) otherwise delivered a written copy to Purchaser no later than twelve hours prior to the execution of this Agreement. It is acknowledged and agreed that certain of such materials provided to Purchaser and its representatives in accordance with this Section 11.14 may contain immaterial differences from the original of such materials, and the Company shall promptly correct any such immaterial differences following the date of this Agreement.

11.15.       GOVERNING LAW.  This Agreement is governed by the laws of the State of Delaware, without regard to conflicts of laws principles.

11.16.       COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.17.       CONFLICTS AND PRIVILEGE.  The parties acknowledge that the Company and Seller have retained Perkins Coie LLP (“PC”) to act as its counsel in connection with the transactions contemplated hereby, that PC has not acted a counsel for any other party in connection with the transactions contemplated hereby, and that none of the other parties has the status of a client of PC for conflict of interest or any other purposes as a result thereof.  Purchaser hereby agrees that, in the event that a dispute arises after the Closing between Purchaser and Seller, PC may represent Seller in such dispute even though the interests of Seller may be directly adverse to Purchaser or the Company, and even though PC may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for Purchaser or the Company.  Purchaser further agrees that, as to all communications between PC and the Company that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the exception of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Purchaser or the Company.  Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Company, and a Person other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by PC to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of Seller.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	ELECTROCHEM SOLUTIONS, INC. By:________________________________ Name: Title:
MERGER SUB:	GREEN MP MERGER SUB, INC. By:_________________________________ Name: Title:
COMPANY:	MICRO POWER ELECTRONICS, INC. By:_________________________________ Name: Title:
SELLER:	WESTON PRESIDIO V, L.P. By: Weston Presidio Management V, LLC, its General partner By:_________________________________ Name: Title:
GREATBATCH, LTD. (for purposes of Section 2.13 of this Agreement) By:_________________________________ Name: Title: